   As filed with the Securities and Exchange Commission on December 28, 1995
                                                       Registration No. 33-70180
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------
                                 POST EFFECTIVE
                               Amendment No. 3 to
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                            -----------------------
                      NASTECH PHARMACEUTICAL COMPANY INC.
               (Exact Name of Registrant as Specified in Charter)

          Delaware                              7391                     11-2658569
          --------                              ----                     ----------

  (State or other Jurisdiction of      (Primary Standard Industrial      (IRS Employer
   Incorporation or Organization)      Classification Code Number)       Identification No.)

                                45 Davids Drive
                              Hauppauge, NY 11788
                                 (516) 273-0101
         (Address and Telephone Number of Principal Executive Offices )

                              Dr. Vincent D. Romeo
                     President and Chief Executive Officer
                      NASTECH PHARMACEUTICAL COMPANY INC.
                                45 Davids Drive
                              Hauppauge, NY 11788
                                 (516) 273-0101
           (Name, address and Telephone Number of Agent for Service)

                                   Copies to:
                              Bruce R. Thaw, Esq.
                                 45 Banfi Plaza
                             Farmingdale, NY, 11735
                                 (516) 752-1760

Approximate date of proposed sale to public: As soon after the effective date of the Registration Statement as is practicable.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box /X/.

CALCULATION OF REGISTRATION FEE: Previously Submitted

                      NASTECH PHARMACEUTICAL COMPANY INC.
                             Cross Reference Sheet
                    Pursuant to Rule 404 (a) of Regulation C



                                Item of Form SB-2                                               Location in Prospectus
                               ------------------                                               ----------------------
 1. Forepart of Registration Statement and Outside Front Cover Page of
 Prospectus ................................................................      Facing Page; Cover Page

 2. Inside Front and Outside Back Cover Page of                                   Inside Front Cover Page; Outside Back Cover
 Prospectus.................................................................      Page

 3. Summary Information and Risk Factors ...................................      Prospectus Summary; Summary Financial
                                                                                  Information; Risk Factors

 4. Use of Proceeds.........................................................      Use of Proceeds

 5. Determination of Offering Price ........................................      Risk Factors; Cover Page; Description of Warrants

 6. Dilution................................................................      Dilution; Risk Factors

 7. Selling Security Holders ...............................................      Not Applicable

 8. Plan of Distribution....................................................      Cover Page, Underwriting

 9. Legal Proceedings.......................................................      Not Applicable

 10. Directors, Executive Officers, Promoters and Control
 Persons....................................................................      Management; Principal Stockholders

 11. Security Ownership of  Certain Beneficial Owners and Management........      Management; Principal Stockholders

 12. Description of Securities                                                    Description of Securities; Description of
 To Be Registered ..........................................................      Warrants; Description of Common Stock

 13. Interest of Named Experts and Counsel .................................      Legal Matters

 14. Disclosure of Commission Position on Indemnification for Securities Act
 Liabilities ...............................................................      Not Applicable

 15. Organization Within Last Five Years ..................................       Not Applicable

 16. Description of Business ...............................................      Business

 17. Management's Discussion and Analysis                                         Management's Discussion and Analysis of Financial
 or Plan of Operation.......................................................      Condition and Results of Operation

 18. Description of Property................................................      Business

 19. Certain Relationships and Related
 Transactions...............................................................      Certain Transactions

 20. Market for Common Equity and Related Stockholder                             Description of Common Stock; Shares Eligible for
 Matters....................................................................      Future Sale

 21. Executive Compensation.................................................      Management

 22. Financial Statements...................................................      Financial Statements

 23. Changes in and Disagreements with
 Accountants and Financial Disclosure ......................................      Not Applicable

                      NASTECH PHARMACEUTICAL COMPANY INC.
                        1,485,000 Shares of Common Stock
                    Issuable Upon the Exercise of 1,485,000
                   Redeemable Common Stock Purchase Warrants

         Each Redeemable Common Stock Purchase Warrant (the "Warrants") entitles the registered holder thereof to purchase, at any time through December 7, 1996, one share of the Common Stock of the Company, $.006 par value (the "Common Stock"), at a price of $5.50 (the "Initial Exercise Price"). The Warrants are subject to redemption by the Company at $.05 per Warrant on 30 days prior written notice if the closing bid price for the Common Stock, as reported on the automated quotation system of the National Association of Securities Dealers, Inc. ("NASDAQ") for 20 consecutive trading days ending within 10 days of the notice of redemption of the Warrants, is in excess of $5.63 (the "Initial Notice Price"). Both the Initial Notice Price and the Initial Exercise Price are subject to adjustment under certain circumstances. See "Description of Securities."

         The Warrants were issued as part of 742,500 Units each consisting of two shares of Common Stock and two Warrants (the "Units") sold in a public offering pursuant to a Registration Statement which became effective on December 7, 1993. The Warrants became transferable, separate from the shares of Common Stock on or about December 9, 1993.

         The Company's Common Stock is quoted on the National Association of Securities Dealers' Automated Quotation (NASDAQ) System under the symbol "NSTK". On December 22, 1995 the closing bid and asked prices of the Company's Common Stock was $9.50 and $9.87 respectively.

         The Initial Exercise Price of the Warrants and other terms have been arbitrarily determined by negotiation between the Company and Barber & Bronson Incorporated (the "Representative") and may bear no relation to the Company's assets, book value, potential earning capacity or any other recognized criteria of value. (See "Underwriting").

THESE SECURITIES ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. IN ADDITION, PURCHASERS OF THE SHARES WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AND "DILUTION" ON PAGES 10 AND 17, RESPECTIVELY.

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
             BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
              THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                  -------------------------------------------
                  The date of this Prospectus is       , 1996

                                    Exercise Price to Public      Underwriting               Proceeds to the Company
                                                                  Commissions (1)            (2)
--------------------------------------------------------------------------------------------------------------------

 Price Per Share on
 Exercise of a Warrant...           $5.50                         $.275                      $5.225
--------------------------------------------------------------------------------------------------------------------

 Total (3)......................    $8,167,500                    $408,375                   $7,759,125
--------------------------------------------------------------------------------------------------------------------


(1) The Company has agreed to retain the Representative to solicit Warrant exercises. Upon exercise of any Warrants, the Company will pay the Representative a fee of 5% of the aggregate exercise price if (i) the market price of the Company's Common Stock on the date the Warrant is exercised is greater than the exercise price of the Warrants; (ii) the exercise of the Warrant was solicited by a member of the National Association of Securities Dealers, Inc.; (iii) the Warrant is not held in a discretionary account; (iv) disclosure of compensation arrangements was made both at the time of the offering and at the time of exercise of the Warrant; and (v) the solicitation of exercise of the Warrant was not in violation of Rule 10b-6 promulgated under the Exchange Act.

(2) Before deducting expenses in connection with this offering estimated at $25,000, payable by the Company, not including the selling expenses described in Note 1 above. The net proceeds to the Company, after deducting all commissions, selling and other expenses in connection with the offering, are estimated to be approximately $7,734,125.

(3) Assumes that all of the Warrants are exercised, of which there can be no assurance.


NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


         The Company furnishes its shareholders annual reports containing financial statements audited by independent public accountants and will also furnish its shareholders such interim and other reports as it deems appropriate or as required by regulation.

The Company's nasal delivery technology has been utilized in the product pictured below. Stadol(R) NS(TM) is nasally delivered butorphanol tartrate, a narcotic analgesic, sublicensed by the Company to Bristol-Myers Squibb Company.





                         [ Insert product photograph ]





         Stadol(R) NS(TM) is the registered trademark of Bristol-Myers Squibb Company.

                      NASTECH PHARMACEUTICAL COMPANY INC.

                        1,485,000 Shares of Common Stock
                    Issuable Upon the Exercise of 1,485,000
                   Redeemable Common Stock Purchase Warrants
                        Exercise Price - $5.50 per Share



                                   PROSPECTUS

                        -------------------------------





                                     , 1996

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Glossary                                                                     6
Prospectus Summary                                                           7
Summary Financial Information                                                9
The Company                                                                  7
Risk Factors                                                                10
Dilution                                                                    16
Use of Proceeds                                                             17
Capitalization                                                              19
Price Range of Common Stock                                                 20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations                                                             21
Business                                                                    24
Management                                                                  33
Principal Shareholders                                                      39
Certain Transactions                                                        38
Description of Securities                                                   40
Description of Warrants                                                     41
Description of Common Stock                                                 40
Shares Eligible for Future Sale                                             44
Legal Matters                                                               45
Experts                                                                     45
Additional Information                                                      45
Financial Statements                                                       F-1

                                    GLOSSARY

         The following technical terms are used in this Prospectus and are related to the Company's business.

Bioavailability. The amount or concentration of an administered drug that can be determined, by special testing techniques, to be present in the circulating bloodstream. Synonymous with "blood levels", "plasma levels" and "serum levels" of the applicable drug.

Food and Drug Administration (FDA). A division of the U.S. Department of Health and Human Services whose responsibility it is to approve for use in humans, any new drug, drug application, drug delivery system or medical device.

Notice of Claimed Investigational Exemption for a New Drug (IND). A formal application to the FDA, containing relevant technical and scientific documentation, for permission to test a new chemical entity, new route of drug administration or a new use of an old drug in humans.

Nasal Delivery. A method of administering a drug by application directly into the nasal cavity. The form of the drug will usually be as a drop, spray or gel.

Nasal Mucosa. The lining of the nasal cavity which, because of its rich blood supply, allows for the systemic absorption into the blood stream of many drugs placed in contact with it.

New Drug Application (NDA). A formal application to the Food and Drug Administration, containing relevant scientific and technical documentation, requesting permission to begin commercial manufacturing and marketing of newly developed and tested prescription or over-the-counter (OTC) drugs. NDAs are submitted to the FDA following the completion and analysis of all required animal and human testing.

Pharmacologically Active.  Bringing about a biological effect.

Side Effect. An effect brought about by a drug other than the desired therapeutic effect.

Systemic Absorption. The carrying of a drug throughout the entire body by the bloodstream.

Toxicity. Harmful or unwanted side effects following the administration of a drug.

                               PROSPECTUS SUMMARY



         The following summary does not purport to be complete and is qualified in its entirety by reference to the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus does not give effect to the exercise of: (i) the Representative's Warrants; or (ii) options granted or available for grant under the Company's Incentive Stock Option Plan.


THE COMPANY


         Nastech Pharmaceutical Company Inc. (the "Company") is engaged in research and clinical testing activities in an effort to develop nasally administered forms of pharmaceuticals that are currently available in oral, injectable or other dosage forms. The Company believes that advantages associated with the nasal delivery of certain pharmaceuticals include rapid systemic absorption, lower required dosages and quicker onset of desired effect. Nasal delivery may also allow for the systemic administration of drugs that cannot be administered by the oral route due to significant liver and/or gastrointestinal metabolism, thereby allowing for a broader based use of products that are currently restricted in application because of the limitations of injectable therapy. In addition, nasal delivery may afford a cost effective alternative to the injectable delivery form for some pharmaceuticals. Potential side effects, including the possibility of nasal irritation have to be studied on a drug by drug basis.

          Prior to the marketing of any nasally administered form of pharmaceutical agent in the United States, approval by the United States Food and Drug Administration ("FDA") must be obtained. A research and development program is currently in progress with respect to four pharmaceuticals for which the Company has patent rights for nasal administration.

         The Company was originally incorporated under the laws of the State of New York on March 3, 1983 and was reincorporated in the State of Delaware on September 23, 1983.

THE OFFERING

Securities Offered ................         1,485,000 Shares of Common Stock are offered by the Company, subject to adjustment, pursuant to the exercise of the Warrants. The Warrants were issued as part of 742,500 Units each consisting of two shares of Common Stock and two
                                            Warrants sold in a public offering pursuant to a Registration Statement which became effective on December 7, 1993.  Each Warrant entitles the holder to purchase one share of Common Stock at a price of $5.50 at any time through
                                            December 7, 1996. Since December 7, 1994, the Warrants have been subject to redemption by the Company at $.05 per Warrant on 30 days' prior written notice if the closing bid price for the Common Stock, as reported on NASDAQ is in excess of
                                            $5.63 for 20 consecutive trading days ending within 10 days of the notice of redemption of the Warrants.

Use of Proceeds ....................        To fund research and development; and for working capital and general corporate purposes.  See "Use of Proceeds."

Risk Factors .........................      The securities of the Company offered hereby are highly  speculative. An investment herein is not recommended for investors who do not have sufficient financial means to be able to sustain the loss of their entire investment.  See
                                            "Risk Factors" on pages 10 through 15 for factors investors should consider carefully before purchasing the securities offered hereby.

Common Stock outstanding as of
the date of this Prospectus  ..........     3,221,447 shares

Common Stock to be outstanding
after the Offering (1) ...................  4,706,447 shares

NASDAQ Symbols (2)                          Common Stock      Warrants
                                            ------------      --------
                                              NSTK            NSTKW
--------------------

(1) Does not give effect to an aggregate of up to 135,000 shares of Common Stock issuable upon exercise of: (i) the Representative's Warrants; and (ii) the Warrants included in the Units issuable upon exercise of the Representative's Warrants. Also, does not include 483,333 shares of Common Stock reserved for issuance under the Company's Stock Option Plan (of which options for 214,749 shares have been granted).

(2) NASDAQ quotation does not imply that a meaningful, sustained market for the Common Stock or Warrants will develop. If the Company fails to meet certain maintenance standards imposed by the NASD, delisting of its securities from NASDAQ is possible. See "Risk Factors."

                         SUMMARY FINANCIAL INFORMATION

         The summary financial information presented below for the three months ended September 30, 1995 and 1994 and for the years ended June 30, 1995 and 1994 have been derived from the financial statements of the Company. The financial statements as of June 30, 1995 and 1994 have been audited by Robbins, Greene, Horowitz, Lester & Co., LLP whose report with respect thereto appears elsewhere in the Prospectus. All data herein have been restated to reflect a one for three reverse stock split effective November 8, 1993. The information set forth below is qualified in its entirety by reference to, and should be read in conjunction with, the financial statements and related notes contained elsewhere in this Prospectus.

      STATEMENT OF OPERATIONS INFORMATION:


                                                                                  THREE MONTHS ENDED
                                           YEAR ENDED JUNE 30,                       SEPTEMBER 30,
                                           -------------------                       -------------

                                         1995                 1994            1995                1994
                                         ----                 ----            ----                ----
 Revenues                         $ 2,937,783          $ 2,200,245        $  881,510         $   708,236
 Net Income (Loss)                $   (79,445)         $   207,647        $   22,352         $    96,322

 Income (Loss) Per
 Common and Common Equivalent
 Share                            $      (.03)         $       .08        $      .01         $       .03

 Weighted Average Common
 and Common Equivalent
 Shares Outstanding                 3,119,718            2,524,432         3,849,776           3,242,876


BALANCE SHEET INFORMATION:

                                           SEPTEMBER 30, 1995
                                           ------------------

                                    Actual                  As Adjusted (1)
                                    ------                  ---------------
Current Assets                    $ 5,751,313               $13,485,438

Total Assets                      $ 6,012,210               $13,746,335

long-term debt                    $   174,894               $   174,894

Stockholders' Equity              $ 4,310,534               $12,044,659

---------------

(1) Adjusted to give effect to the Shares offered hereby upon the exercise of the Warrants less warrant solicitation fees and estimated expenses of this Offering and assuming no exercise of the Representative's Warrants.

                                  RISK FACTORS

         AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS SPECULATIVE IN NATURE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD ONLY BE MADE BY INVESTORS WHO HAVE SUFFICIENT FINANCIAL MEANS TO BE ABLE TO SUSTAIN THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD GIVE CAREFUL ATTENTION TO THESE RISK FACTORS, AS WELL AS THE OTHER INFORMATION DESCRIBED ELSEWHERE IN THIS PROSPECTUS, INCLUDING THE FINANCIAL STATEMENTS AND NOTES THERETO, IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE MAKING A DECISION TO PURCHASE THE SHARES OFFERED HEREBY.

         LIMITED OPERATING HISTORY; HISTORY OF OPERATING LOSSES. Since its inception in March 1983, the Company has accumulated net losses of approximately $6.3 million. Since the Company's proposed products will require significant additional clinical testing and investment prior to commercialization, such losses may increase in the near-term as the Company expands its research, development and clinical trials and seeks regulatory approval of such products. There can be no assurance that any of the Company's products will meet applicable regulatory standards, obtain required regulatory approvals, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed. The Company may incur substantial operating losses unless and until product sales and/or royalty payments generate sufficient revenues to fund its continuing operations. The Company expects to have quarter-to-quarter fluctuations in revenues, expenses and losses, some of which could be significant.

         UNCERTAINTY REGARDING PATENTS AND PROPRIETARY INFORMATION. The Company's ability to compete effectively with other companies is materially dependent upon the proprietary nature of its patents and technologies. The Company is the exclusive licensee of five patents and has obtained five additional patents in the United States and corresponding or related foreign patents all relating to the nasal delivery of specific therapeutic agents and compositions for such delivery. See "Business - Patents and Proprietary Rights."

         The patent positions of pharmaceutical firms generally are highly uncertain and involve complex legal and factual questions. No consistent policy has emerged regarding the breadth of claims covered in pharmaceutical or biotechnology patents. The invalidation of key patents or proprietary rights owned or licensed by the Company could have an adverse effect on the Company and on its business prospects. Because of the differences in patent laws and laws concerning proprietary rights, the extent of protection provided by United States patents or proprietary rights owned by or licensed to the Company may differ from those of their foreign counterparts. No assurance can be given that patents issued to or licensed by the Company will not be challenged, invalidated or circumvented, or that any rights granted thereunder will provide competitive advantages to the Company. Further, the Company's existing patents may expire prior to regulatory approval and commercial development of a proposed pharmaceutical product. The earliest expiration date of a United States patent owned by or licensed to the Company is 1998.

         The Company could incur substantial costs in defending any patent infringement suits brought against the Company or in asserting the Company's patent rights, including those granted by third parties, in a suit against another party. In addition, the United States Patent and Trademark Office could institute proceedings against the Company in connection with one or more of the Company's patents and such proceedings could result in an adverse decision as to the validity or scope of the patents.

         The Company also relies on trade secrets, know-how and continuing technological advancement to maintain its competitive position. The Company has utilized confidentiality agreements relating to such information with third parties. No assurances can be given that such obligations of confidentiality will be honored or that the Company can effectively protect its rights to any unpatented trade secrets. See "Business - Patents and Proprietary Rights."

         GOVERNMENT REGULATION. The FDA and comparable agencies in foreign countries impose requirements on the introduction of therapeutic pharmaceutical products into the marketplace. Prior to marketing, any therapeutic product developed by the Company must undergo rigorous preclinical testing and clinical trials, as well as an extensive regulatory approval process mandated by the FDA and foreign regulatory agencies. These procedures require the expenditure of substantial resources, may take several years or longer and may vary substantially based upon the type, complexity and novelty of the pharmaceutical product. Government regulation also affects the manufacturing, marketing and pricing of pharmaceutical products.

         Government regulation may delay or prevent the marketing of the Company's products or proposed products for a considerable period of time, impose costly procedures upon the Company's activities and confer a competitive advantage to larger companies or companies more experienced in regulatory affairs that compete with the Company. There can be no assurance that FDA or other regulatory approval for any products developed by the Company will be granted on a timely basis, or at all. Delay in obtaining or failure to obtain such regulatory approvals will materially adversely affect the Company's business, liquidity and capital resources. See "Business - Government Regulation."

         HEALTH CARE REIMBURSEMENT. The Company's ability to commercialize therapeutic nasal pharmaceuticals successfully may depend in part on the extent to which reimbursement for the cost of such products will be available from government health administration authorities, private health coverage insurers and other organizations. The Clinton administration has stated that health care reform is one of its priorities. Any such measures, if adopted, could adversely affect the pricing of pharmaceutical products or the amount of reimbursement from governmental agencies or third party payors, and consequently could be adverse to the Company. The Company cannot predict the outcome of any reform initiatives or the impact thereof on the Company's financial position. Further, significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third-party coverage will be available for the Company to maintain price levels sufficient for realization of an appropriate return on its investment in product development. See "Business - Government Regulation."

         DEPENDENCE UPON KEY PERSONNEL AND ATTRACTION OF QUALIFIED PERSONNEL. The Company is highly dependent on the services of its President and Chief Executive Officer, Dr. Vincent D. Romeo. There is no assurance that, if the Company should lose the services of Dr. Romeo, a qualified replacement could be engaged. Although the Company has entered into an employment agreement with Dr. Romeo, the loss of his services could have a material adverse effect on the Company's business and prospects. Due to the specialized nature of the Company's business, the Company is also highly dependent upon its ability to attract and retain qualified scientific, technical and key management personnel. There is intense competition for qualified personnel in the areas of the Company's activities and there can be no assurance that the Company will be able to locate, attract and retain qualified personnel necessary for the development of its existing business and its expansion into areas and activities requiring additional expertise, such as clinical testing, government approvals, production and marketing. The loss of, or failure to recruit scientific, technical and managerial personnel could have a material adverse effect on the Company. See "Business - Employees."

         PRODUCT LIABILITY EXPOSURE; LIMITED OF INSURANCE COVERAGE. The testing, marketing and sale of human health care products entail an inherent risk of allegations of product liability, and there can be no assurance that substantial product liability claims will not be asserted against the Company. The Company currently has only limited product liability insurance coverage in connection with its clinical trials. The Company intends to obtain additional product liability insurance if and when its products are commercialized and marketed by the Company; however there can be no assurance that adequate insurance will be available at acceptable costs, if at all, or that such insurance will be sufficient to cover all possible liabilities or that a product liability claim would not materially adversely affect the business or financial condition of the Company. Failure to maintain adequate product liability insurance can, in the event a product liability claim were asserted against the Company, result in the loss of an investor's entire investment.

         LIMITED MANUFACTURING, MARKETING AND SALES CAPABILITY. Although the Company is producing and formulating small amounts of certain drug formulations which are the subject of preclinical and clinical trials under current good manufacturing practices ("GMP"), which are stringent manufacturing standards prescribed by the FDA, the Company has not yet manufactured or marketed any products in commercial quantities, and the current facilities and equipment of the Company may not be adequate for commercial scale production under GMP. To be successful, the Company's proposed products must be manufactured in commercial quantities under GMP and at acceptable costs. Therefore, the Company will need to further develop its own GMP manufacturing facility and/or depend on contract manufacturers, licensees or others for the commercial manufacture of its products. The Company has no experience in such commercial manufacturing and no assurance can be given that the Company will be able to make the transition to commercial production successfully or at an acceptable cost. In addition, no assurance can be given that the Company will be able to make arrangements with third parties to manufacture its products on acceptable terms. See "Business - Manufacturing."

         The Company has no experience in marketing, distributing or selling pharmaceutical products and will have to develop such expertise and/or rely on licensees or on arrangements with others to provide for the marketing, distribution and sales of its products. There can be no assurance that the Company will be able to establish marketing, distribution and sales capabilities or make arrangements with licensees or others to perform such activities.

         DEPENDENCE ON COLLABORATIVE PARTNERS. Most of the Company's current revenues are derived from a collaborative agreement with the Bristol-Myers Squibb Company ("BMS"). The marketing responsibilities pursuant to said agreement has been undertaken by BMS and is not within the control of the Company. The agreement with BMS does not provide for minimum royalties, is subject to cancellation and there is no assurance that the Company will continue to receive royalty payments in the future or on a consistent basis.

         The Company's strategy for research, development and/or commercialization of some of its products and proposed products, presently and in the foreseeable future, is to rely upon various strategic agreements with licensees, distributors and other third parties in performing preclinical and clinical testing, obtaining regulatory approval, manufacturing and marketing. There can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements or that such arrangements will be successful. See "Business - Collaborative Agreements."

         INTENSE COMPETITION. The Company is engaged in the pharmaceutical, drug delivery systems industry which is characterized by extensive research efforts, rapid technological progress and intense competition. Competitors of the Company in the United States and abroad are numerous and include, among others, major pharmaceutical companies, biotechnology firms, universities and other research institutions. At the present time, the Company does not know of another pharmaceutical company engaging exclusively in the development of drugs to be administered nasally for systemic absorption. However, other pharmaceutical companies which are larger than the Company are known to be engaged in researching some nasally administered pharmaceuticals, and may be expected to enter this field if the nasal route ever becomes the method of choice for the administration of certain classes of drugs.

         Further, there can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than the nasal technology being developed by the Company or which would render the Company's technology and products obsolete or noncompetitive. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company. Many of the Company's competitors have greater experience than the Company in conducting preclinical testing and clinical trials of pharmaceutical products and obtaining FDA and other regulatory approvals. Accordingly, the Company's competitors may succeed in obtaining FDA approval for products more rapidly than the Company. If the Company commences commercial sales of its products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it has limited or no experience. See "Business - Competition."

         SUBSTANTIAL AMOUNT OF UNALLOCATED PROCEEDS. Approximately $2,534,125 (33%) of the estimated $7,734,125 of net proceeds from the Offering, assuming the exercise of all of the Warrants, have been allocated by the Company for working capital and general corporate purposes. Accordingly, the Company's management will have broad discretion as to the application of such proceeds. See "Use of Proceeds."

         CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS. Following this Offering, the Company's directors, executive officers, certain principal stockholders and their affiliates will own beneficially (assuming the exercise of existing stock options) approximately 36% of the Company's Common Stock. Accordingly, such holders, if acting together, may have the ability to exert significant influence over the election of the Company's Board of Directors and other matters submitted to the Company's stockholders for approval. The voting power of these holders may discourage or prevent any proposed change of control of the Company pursuant to a tender offer or otherwise unless the terms thereof are approved by such holders. See "Principal Stockholders."

         DIVIDENDS UNLIKELY. The Company has neither paid nor declared any cash or other dividends on its shares of Common Stock since its inception and management does not presently anticipate that the Board of Directors will declare dividends on its shares of Common Stock in the foreseeable future. There can be no assurance that the Company will ever be in a financial position to pay dividends. Further, an Investment Agreement between the Company and Basil Properties prohibits the payment of any dividends until the Company's indebtedness to Basil Properties is satisfied. See "Certain Transactions," "Dividend Policy" and "Description of Securities."

         AUTHORIZATION OF PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS. The Company's Certificate of Incorporation authorizes the issuance of up to 100,000 shares of "blank check" preferred stock in amounts and with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its Preferred Stock, there can be no assurance that the Company will not do so in the future. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and, together with his affiliates and associates, has owned 15% or more of the corporation's voting stock within three years. See "Description of Securities."

         ARBITRARY DETERMINATION OF OFFERING PRICE. The Initial Exercise Price of the Warrants was determined by negotiation between the Company and the Representative, and does not necessarily bear any relation to the Company's asset value, net worth, or other established criteria of value. In no event should the Initial Exercise Price be considered any indication of the future market price of the Common Stock of the Company.

         IMMEDIATE AND SUBSTANTIAL DILUTION. A purchaser of the Common Stock offered hereby upon the exercise of the Warrants will experience immediate and substantial dilution of net tangible book value per share (approximately $2.95 per share) because the Initial Exercise Price of the Warrants will exceed the Company's pro forma net tangible book value per share of Common Stock after giving effect to the Offering. Investors in this Offering will make approximately 41% of all contributions to the Company's capital and will own approximately 32% of the Common Stock . See "Dilution."

         SHARES ELIGIBLE FOR FUTURE SALE. Of the 3,221,447 shares of Common Stock outstanding as of the date of this Prospectus, approximately 967,742 shares are "restricted securities" as that term is defined by Rule 144 under the Securities Act of 1933, as amended, and in the future, may be sold in compliance with Rule 144. All of the foregoing shares are now eligible to be sold in compliance with Rule 144. Ordinarily, under Rule 144 a person holding restricted stock for a period of two years may, every three months, sell in brokerage transactions an amount equal to the greater of 1% of the Company's outstanding Common Stock, or, if the Common Stock is quoted on NASDAQ, the average weekly volume of trading in the Common Stock reported for the preceding four weeks. After the expiration of three years, stock held by persons not affiliated with the Company will not be subject to the above limitations.

         No prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of shares of Common Stock may be sold in the public market may adversely affect prevailing market prices for the shares of Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Shares Eligible for Future Sale."

         CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED IN CONNECTION WITH EXERCISE OF WARRANTS. Warrantholders will only be able to exercise the Warrants if (i) a current prospectus under the 1933 Act relating to the securities underlying the Warrants is then in effect and (ii) such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although the Company will use its best efforts to maintain the effectiveness of a current prospectus covering the securities underlying the Warrants, there can be no assurance that the Company will be able to do so. The value of the Warrants may be greatly reduced if a current prospectus covering the securities issuable upon the exercise of the Warrants is not kept effective or if such securities are not qualified, or exempt from qualification, in the states in which the holders of Warrants reside. Although the Company may only redeem the Warrants if a current prospectus is in effect, the Company may redeem the Warrants even if it is unable to qualify the underlying Common Stock for sale under all applicable state securities laws. See "Description of Securities - Warrants."

         INDEMNIFICATION OF DIRECTORS UNDER DELAWARE LAW. Pursuant to both the Company's Certificate of Incorporation and Delaware law the Company's directors are indemnified by the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability which arises in connection with
(i) a breach of duty of loyalty, (ii) acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for dividend payments or stock repurchases illegal under Delaware law, or (iv) any transaction in which the director derived an improper personal benefit. The Company's Certificate of Incorporation does not have any effect on the availability of equitable remedies (such as injunction or rescission) for breach of fiduciary duty. However, as a practical matter, equitable remedies may not be available in particular circumstances. See "Management - Director Liability."

         POTENTIAL DILUTIVE EFFECT OF REPRESENTATIVE'S WARRANTS AND POSSIBLE IMPACT ON FUTURE FINANCINGS; REGISTRATION RIGHTS. Upon completion of its December, 1993 public offering, the Company sold to the Representative warrants to purchase up to an aggregate of 67,500 Units, exercisable for a period of four years commencing December 7, 1994 at an exercise price of $8.25 per Unit or 110% of the initial offering price per Unit. The holders of the Representative's Warrants are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by such securities. Further, while such securities are outstanding, the Company's ability to obtain additional financing on favorable terms may be adversely affected. In addition, the exercise of such securities would dilute a prospective investor's investment in the Company. The holders of the Representative's Warrants will have certain registration rights with respect to the Warrants and the Units underlying the Warrants which could result in substantial future expense to the Company and could adversely affect any future equity or debt financing by the Company.

                                    DILUTION

         Dilution represents the difference between the public offering price per share upon exercise of the Warrants and the pro forma net tangible book value per share of Common Stock after this Offering. Net tangible book value per share is determined by dividing the net tangible book value of the Common Stock (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock.

         At September 30, 1995, the net tangible book value of the Company was $4,310,534 or $1.34 per share of Common Stock. Without taking into account any changes in net tangible book value after September 30, 1995, other than to give effect to the issuance of 1,485,000 shares of Common Stock underlying the Warrants (less warrant solicitation fees and estimated expenses of this offering and assuming no exercise of the Representative's Warrants), the adjusted net tangible book value of the Common Stock as of September 30, 1995 would have been $12,044,659 or $2.56 per share, representing an immediate increase in net tangible book value of $1.22 per share to existing shareholders and an immediate dilution of $2.94 per share to the purchasers of the Common Stock offered hereby upon exercise of the Warrants), as illustrated by the following table:

 Exercise price per share .....................................                                     $5.50
                                                                                                     ----

 Net tangible book value per share
   of Common Stock before exercise
   of Warrants ................................................                        $1.34

 Increase in net tangible book
   value per share attributable to
   cash payments for exercise of
   1,485,000 Warrants .........................................                         1.22
                                                                                      ------
 Adjusted net tangible book value
   per share after the offering ...............................                                      2.56
                                                                                                     ----

 Dilution per share to exercising
   Warrant holders.............................................                                     $2.94
                                                                                                     ----


         The following table sets forth on a pro forma basis the differences between existing shareholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share, assuming an Initial Exercise Price of $5.50 per Warrant:

                                           % of Outstanding
                                                Shares                                     % of Total
                                          ------------------      Consideration        Consideration            Average
                       No. of Shares                                   Paid                  Paid   -----    Price/Share
                       -------------                              -------------        -------------         -----------
       Present
  Stockholders            3,221,447                   68%             $11,786,381                59%              $3.66

Exercising Warrant
       Holders            1,485,000                   32%             $ 8,167,500                41%              $5.50



                                USE OF PROCEEDS

         The estimated net proceeds of this offering to the Company assuming the exercise of all of the 1,485,000 Warrants, will be approximately $7,734,125 assuming an Initial Exercise Price of $5.50 per share, and after deducting the Representative's warrant solicitation fee and other expenses of this offering estimated at approximately $25,000. If one half of the Warrants are exercised, the net proceeds will be approximately $3,854,563. The Company currently intends to utilize the net proceeds of this offering as follows:

                                                   Approximate Amount of Net Proceeds
                                                   ----------------------------------

    Intended Application                50% of Warrants Exercised           All Warrants Exercised
    --------------------                -------------------------          -----------------------
 Research and development (1)                          $3,000,000                       $5,200,000

 Working capital and general
 corporate purposes                                    $  854,563                       $2,534,125

          Total.........                               $3,854,563                       $7,734,125

-------------------
(1) Represents costs associated with research and development of the Company's proposed products, including salaries for scientific employees, preclinical and clinical tests and compliance with regulatory requirements.

          Pending full utilization of the net proceeds of this offering, the Company intends to make temporary investments in short-term, interest-bearing investments, such as U.S. Treasury bills.

         The foregoing allocations are estimates only and are subject to revision from time to time to meet the Company's requirements. If any projected estimate of expenditures is too low, additional sums may be expected to be drawn from working capital; conversely, if any projected estimate is too high, excess amounts are expected to be used as general working capital.
Furthermore, allocations may be changed in response to unanticipated developments in the Company's business. The Company may re-allocate such amounts from time to time among the categories shown above or to new categories if it believes such to be in its best interest. The net proceeds may also be used to acquire technology, products or companies that complement the business of the Company, although the Company does not currently have any agreements, commitments or arrangements with respect to any such acquisition transactions.


                                DIVIDEND POLICY

         The Company has not, to date, paid nor declared any cash or other dividends on its shares of Common Stock since its inception. The Company has no current plans to pay dividends on its Common Stock and intends to retain earnings, if any, for working capital purposes. Further, an Investment Agreement between the Company and Basil Properties prohibits the payment of any dividends until the Company's indebtedness to Basil Properties (approximately $300,000 as of September 30, 1995) is satisfied. See "Certain Transactions." Any future determination as to the payment of dividends on the Common Stock will depend upon the results of operations, capital requirements, the financial condition of the Company and other relevant factors.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of September 30, 1995, and as adjusted to give effect to the issuance by the Company of 1,485,000 shares pursuant to the Offering and the receipt of the estimated net proceeds thereof. This table should be read in conjunction with the financial statements of the Company and the notes thereto appearing elsewhere in this Prospectus. See "Use of Proceeds."

                                                             Actual                 As Adjusted
                                                             ------                 -----------
 Long-term debt, less current  portion (1)                 $    174,894             $   174,894
                                                                -------                 -------

 Stockholders' equity:
   Preferred stock, $.01 par value per share.
     Authorized 100,000 shares, issued and
     outstanding, none;
   Common stock, $.006 par value per
 share. Authorized  6,000,000 shares,
 issued and outstanding, 3,221,447
 shares and  4,706,447 shares  as
  adjusted  (2)                                             $    19,329             $    28,239

    Additional paid-in capital                              $10,575,159             $18,300,374

    Accumulated deficit                                     $(6,283,954)            $(6,283,954)
                                                             -----------             -----------

 Total stockholders' equity                                 $ 4,310,534             $12,044,659
                                                             ----------              ----------

 Total capitalization                                       $ 4,485,428             $12,219,553
                                                              =========              ==========

-----------------------

(1) Subject to debt restructure agreement with Basil Properties. See "Certain Transactions."

(2) Does not include 483,333 shares reserved for issuance pursuant to the Company's 1990 Stock Option Plan of which options for 214,749 shares have been granted, or the shares issuable upon exercise of (i) the Representative's Warrants, and (ii) the Warrants included in the Units issuable upon the exercise of the Representative's Warrants.

                          PRICE RANGE OF COMMON STOCK

         Since December 7, 1993, the Company's Common Stock has been trading on the Nasdaq Small-Cap Market under the symbol NSTK. Prior to that time the Company's Common Stock was traded in the over-the counter market. The following table sets forth the range of high and low closing bid prices for the Company's Common Stock as reported by the Nasdaq Stock Market for the last two fiscal years. These quotations represent inter-dealer prices, without adjustment for retail mark-ups, mark-downs or commissions and do not necessarily represent actual transactions:


Fiscal Years                                                Bid Price
------------                                                ---------
                                                   Low                       High
                                                   ---                       ----
1996:
-----
Second Quarter through
December 22, 1995                                  $7.37                     $9.50
First Quarter                                      $6.87                     $7.50

1995:
-----
Fourth Quarter                                     $4.87                     $7.75
Third Quarter                                      $4.75                     $5.75
Second Quarter                                     $4.50                     $5.75
First Quarter                                      $3.12                     $5.62

1994:
-----
Fourth Quarter                                     $3.00                     $4.25
Third Quarter                                      $3.62                     $4.37
Second Quarter                                     $2.25                     $4.25
First Quarter                                      $1.87                     $4.12


         On December 22, 1995, the closing bid and asked price quotations for the Company's Common Stock were $9.50 and $9.87, respectively. The Company believes that its Common Stock is held of record by approximately 17,000 persons, including several brokerage firms holding shares in street name for beneficial owners.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis provides information which the Company's management believes is relevant to an assessment and understanding of the Company's results of operations and financial condition. This discussion should be read in conjunction with the financial statements and notes thereto included elsewhere herein. See also "Business."

RESULTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 1995 COMPARED WITH THREE MONTHS ENDED SEPTEMBER 30, 1994

         During the three months ended September 30, 1995, the Company continued to conduct the pharmaceutical and pharmacological research and/or assemble the technical and reference data required to gain marketing approval
from the appropriate regulatory agencies for four new drug products.   The
Company conducted bioavailability and toxicity studies in animals with respect to its nasal formulation of doxylamine succinate. The company also has been generating preclinical data in preparation for the submission of an IND for its nasal formulation of chlorpheniramine maleate.

         In the three months ended September 30, 1995, the Company has expended $283,259 for its preclinical and clinical research and development. This compares with $139,982 expended in the corresponding prior year period. This increase in research and development activity reflects the Company's commitment to accelerate its efforts to develop its nasal pharmaceutical formulations and should be expected to continue.

         Proceeds from the sale of the Company's research, and licensing of its proprietary technology, have significantly increased in the last fiscal year compared to the prior year. Revenue of $818,459 was earned by the Company in the current three month period as a result of licensing, royalty and research income. This revenue level reflects a 25.1% increase from revenues of $654,188 in the corresponding prior year period. Interest income earned in the three months ended September 30, 1995 was $63,501, compared to $54,048 earned in the three months ended September 30, 1994. The increase is attributable to changes interest rates and amounts of excess funds invested. Total revenue was $881,510 and $708,236 for the three months ended September 30, 1995 and 1994, respectively.

         The Company earned revenues of $795,000 from royalties received from the Bristol-Myers Squibb Company ("BMS") for the three months ended September 30, 1995 ($594,000 in the corresponding period in fiscal 1995) pursuant to a sublicense agreement (the "BMS Agreement") for a nasal formulation of butorphanol tartrate, a narcotic analgesic. BMS received marketing approval from the FDA for butorphanol tartrate, which it markets as Stadol(R) NS(TM), in December, 1991. Management anticipates that a significant portion of its revenues for the current fiscal year and some additional periods will be derived from expected royalties from the BMS Agreement. Royalties from the BMS Agreement commenced in the quarter ended December 31, 1992 and have increased since that time based upon sales by BMS of Stadol(R) NS(TM). However, there is no assurance that such sales will continue to increase or be maintained and therefore, there is no assurance of any future minimum royalties.

         The Company recognized no earnings from the continued marketing of the Company's non-prescription vitamin B-12 nasal gel by Nature's Bounty, Inc. ("NB"). This compares to revenues of $35,000 earned from this product in the corresponding period of the prior fiscal year. In a regulatory letter dated February 26, 1987, the FDA advised NB of the FDA's position that the non-prescription nasal vitamin B-12 dietary supplement is a "new drug", requiring approval of an NDA for marketing. The FDA requested that NB discontinue marketing of the product and commenced litigation. In March, 1995, the United States District Court for the Eastern District of New York ruled that NB is permanently enjoined from introducing or delivering for introduction into interstate commerce the vitamin B12 nasal dietary supplement unless there is in effect an NDA that has been reviewed and approved by the FDA. As a result of the foregoing litigation, NB has stopped remitting royalty payments to the Company and the Company does not expect any future royalties. As the Company has not received any royalties from NB in the three months ended September 30, 1995, the current earnings have been significantly reduced. However, the discontinuance of the related royalties has not had a material adverse impact on capital resources or liquidity.

         Royalties expense increased in the three months ended September 30, 1995 to $391,191 from $296,969 in the corresponding period in fiscal 1995 as the royalties received from BMS are also subject to a separate license agreement between the Company and a third party. As a result, royalties expense in connection with Stadol(R) NS(TM) will increase approximately in proportion to royalty income. General and administrative expenses also increased in the current three month period to $168,602 as compared to $158,731 in the corresponding period of the prior fiscal year. This increase is attributable to increased staffing; costs associated with the Company's move to larger and more modern laboratory, manufacturing and office facilities; and consulting expenses relating to strategic planning.

         As a result of the availability of funds provided by increased revenue as well as the liquidity provided by the December 1993 public offering, the company has budgeted an increase in its research and development efforts and related general and administrative support. It is anticipated that as expenditures for research and development and supporting functions increase, the Company's net income will be negatively affected.

FISCAL YEARS ENDED JUNE 30, 1995 COMPARED WITH PRIOR FISCAL YEAR

         The Company has expended $882,356 for its preclinical and clinical research and development for this past fiscal year. This compares with $504,140 expended in the prior fiscal year. This increase in research and development activity reflects the Company's commitment to accelerate its efforts to develop its nasal pharmaceutical formulations and should be expected to continue.

         Proceeds from the sale of the Company's research, and licensing of its proprietary technology, have significantly increased in the last fiscal year compared to the prior year. Revenue of $2,683,925 was earned by the Company in the last fiscal year as a result of licensing, royalty and research income. This revenue level reflects a 27.4% increase from revenues of $2,106,662 in the prior fiscal year. Interest income earned in fiscal 1995 was $253,858, compared to $95,583 earned in the prior fiscal year. The increase is attributable to the fact that funds from the Company's 1993 public offering were invested for a full fiscal year as of June 30, 1995, compared with a partial period in the prior year. Total revenue was $2,937,783 and $2,200,245 for fiscal years ended June 30, 1995 and 1994, respectively.

         The Company earned revenues of $2,530,000 from royalties received from BMS for the year ended June 30, 1995 ($1,901,000 in fiscal 1994) pursuant to the BMS Agreement.

         The Company also earned $116,000 from the continued marketing of the Company's non-prescription vitamin B-12 nasal gel by NB. This compares to revenues of $144,000 earned from this product in the prior fiscal year.

         Royalties expense increased in fiscal 1995 to $1,250,789 from $1,041,703 in fiscal 1994 as the royalties received from BMS are also subject to a separate license agreement between the Company and a third party. As a result, royalties expense in connection with Stadol(R) NS(TM) will increase in proportion to royalty income.

         General and administrative expenses also increased in the last fiscal year to $836,549 as compared to $388,898 in the prior fiscal year. This increase is attributable to increased staffing; costs associated with the Company's move to larger and more modern laboratory, manufacturing and office facilities; and consulting expenses relating to strategic planning.

LIQUIDITY AND CAPITAL RESOURCES

         At September 30, 1995, the Company had cash and cash equivalents of $706,276 as compared to $819,985 at June 30, 1995. The Company also had short-term investments of $4,196,210 at September 30, 1995, (compared with $4,198,869 at June 30, 1995). The combined cash and short-term investments primarily consisted of the net proceeds of the Company's December, 1993 public offering. In addition, the Company had royalties receivable of $814,877 at September 30, 1995 compared to $759,349 at June 30, 1995. The royalties receivable are principally royalty income from the BMS Agreement.

         As of September 30, 1995, the Company had working capital of $4,224,531. Management believes that the Company has adequate resources to meet expected needs and to fund its anticipated research and development efforts for the next eighteen months. The Company has been able to maintain its operations and its continued liquidity is dependent on its ability to control its operating costs and the receipt of revenue from Bristol-Myers Squibb Company as set forth above.

                                    BUSINESS


GENERAL

         Nastech Pharmaceutical Company Inc. (the "Company") was originally incorporated under the laws of the State of New York on March 3, 1983 and was reincorporated in the State of Delaware on September 23, 1983.

         The Company is engaged in research and clinical testing activities in an effort to develop nasally administered forms of pharmaceuticals that are currently available in oral, injectable or other dosage forms. The Company believes that advantages associated with the nasal delivery of certain pharmaceuticals include rapid systemic absorption, lower required dosages and quicker onset of desired effect. Nasal delivery may also allow for the systemic administration of drugs that cannot be administered by the oral route due to significant liver and/or gastrointestinal metabolism, thereby allowing for a broader based use of products that are currently restricted in application because of the limitations of injectable therapy. In addition, nasal delivery may afford a cost effective alternative to the injectable delivery form for some pharmaceuticals. Potential side effects, including the possibility of nasal irritation have to be studied on a drug by drug basis.

         Prior to the marketing of any nasally administered form of pharmaceutical agent in the United States, FDA approval must be obtained. A research and development program is currently in progress with respect to four pharmaceuticals for which the Company has patent rights for nasal administration.

PRODUCT DEVELOPMENT

         Traditionally, evaluation of any new pharmacologically active chemical begins with extensive bioavailability and toxicity testing in animals. The initial phase of testing is performed with the purpose of determining systemic absorption levels of the pharmaceutical and the possibility of toxicity. If the tests are successful, the results are compiled and a Notice of Claimed Investigational Exemption for a New Drug ("IND") is submitted to the FDA. If a "clinical hold" is not issued by the FDA within 30 days of the submission, the applicant may begin human clinical studies at approved institutions.

         There are three phases of human studies, all of which are designed to determine the safety and efficacy of the product under evaluation. The FDA must approve the results of each phase, all of which are included in a New Drug Application ("NDA"). If the NDA is approved, the applicant will be permitted to manufacture and market the product commercially. After marketing permission is granted, the applicant has a continuing obligation to supplement the NDA with new data discovered with respect to the product.

         All of the pharmaceutical products currently being considered by the Company for nasal delivery are commercially available and have received prior FDA marketing approval in non-nasal dosage forms. Consequently, preliminary testing by the Company is designed only to determine the suitability of the drug for nasal delivery.

         The Company has filed six INDs for nasally delivered pharmaceutical agents: vitamin B-12; progesterone (a female hormone); meclizine hydrochloride (antiemetic - antinauseant);

metoclopramide hydrochloride (antiemetic - antinauseant); propranolol hydrochloride (beta blocker) and doxylamine succinate
(antihistamine/sleep-aid). The further development and marketing of metoclopramide hydrochloride and propranolol hydrochloride are subject to collaborative agreements between the Company and RiboGene, Inc.

         In the last fiscal year the Company utilized outside product development and marketing consultants to assist management in conducting an extensive analysis of the Company's intellectual property for the purpose of prioritizing its research and development efforts. As a result of this analysis, the Company anticipates that its research and development efforts for the balance of the current fiscal year will include the following pharmaceutical agents: doxylamine succinate, chlorpheniramine maleate and buprenorphine hydrochloride.

         The status of the Company's current research and development activities is as follows:

         VITAMIN B-12 - Vitamin B-12, traditionally administered by injection, is used to treat vitamin B-12 deficiency anemia including pernicious anemia ("PA"). Phase III clinical trials with respect to a therapeutic, prescription strength (500 mcg) vitamin B-12 nasal gel have been performed and the Company has submitted an NDA with respect to same, which was accepted for filing in February 1989. See "Business - Government Regulation." After a conference with the FDA in January 1991, the Company agreed to conduct an additional clinical study as requested by the FDA. The additional study was commenced in October 1991 and completed in March 1993. In August 1993 the clinical data was officially submitted to the FDA in support of the Company's application for marketing approval for the therapeutic strength vitamin B-12 nasal gel. The FDA, in a letter dated July 21, 1994, notified the Company that the NDA was not approvable at that time due to questions concerning systemic bioavailability and reproducibility of drug delivery via the unit dose nasal applicator tube used by the Company at the time. The Company has recently completed an additional clinical study evaluating a new metered multiple dose gel pump for the delivery of the vitamin B-12 nasal gel and anticipates filing a further amendment to its NDA to address the foregoing issues. Approval by the FDA of the Company's therapeutic, nasal vitamin B-12 NDA and other new drug products being developed by the Company cannot be predicted with any certainty and no assurance can be given that marketing approval will be granted by the FDA.

         DOXYLAMINE SUCCINATE - Doxylamine succinate is an ethanolamine derivative antihistamine used as a nighttime sleep aid in the short-term management of insomnia. In the past year a pre-clinical pharmacokinetic and toxicity study was conducted in animals. The drug demonstrated higher systemic absorption following nasal versus oral administration with no evidence of local nasal toxicity. The results of the pre-clinical studies and additional support documentation were compiled and submitted with the Company's IND to the FDA. There can be no assurance that these results will be similar in Phase I clinical trials.

         CHLORPHENIRAMINE MALEATE - Chlorpheniramine Maleate is an antihistamine indicated for the relief of symptoms associated with hay fever and upper respiratory allergies (allergic rhinitis). The Company has continued its research program to begin generating the necessary information and preclinical data for the filing of an IND for the nasal delivery of chlorpheniramine maleate. A pilot bioavailability study of nasal chlorpheniramine maleate in animal models demonstrated higher systemic absorption of the drug following nasal versus oral administration. The Company is presently preparing to conduct a full pre-clinical investigation to allow for the submission of an IND with the FDA. There can be no assurance that these results will be similar in Phase I clinical trials.

         BUPRENORPHINE HYDROCHORIDE - Buprenorphine hydrochloride is a narcotic agonist-antagonist analgesic indicated for the relief of moderate to severe pain. The only currently approved method for administering buprenorphine is by injection. In 1995, the Company continued formulation work in anticipation of a pre-clinical research program to generate the required data for filing an IND for the nasal delivery of this pharmaceutical agent.

COLLABORATIVE AGREEMENTS

         The Company's product development strategy has been to focus its attention and limited resources in a manner that will minimize the risk, time and cost typically associated with commercializing a family of pharmaceuticals. The Company has no experience in marketing, distributing or selling pharmaceutical products and accordingly will have to develop an adequate sales force and/or rely on its collaborators, licensees or on arrangements with others to provide for the marketing, distribution and sales of its products.

         The Company plans to independently develop and market certain nasal drug products, such as certain prescription products for which there are a relatively limited number of physicians specializing in the treatment of a disease which can be treated by utilizing one of the Company's products. Other nasal pharmaceuticals, such as some of the Company's proposed over-the-counter products may lend themselves to development and marketing in conjunction with established pharmaceutical companies that can provide the financial means, marketing and distribution systems to successfully commercialize such a new nasal pharmaceutical product. The Company also plans to evaluate collaboration with commercial partners for distribution and marketing of its products in international markets.

         The Company has entered into collaborative agreements with the following third parties:

         BRISTOL-MYERS SQUIBB COMPANY - On January 1, 1986, the Company sublicensed to Bristol-Myers Squibb Company ("BMS") its development and commercial exploitation rights with respect to its licensed patent rights for the nasal delivery of butorphanol tartrate, in exchange for which BMS agreed to pay the Company a royalty based on the net sales of such product (the "BMS Agreement"). BMS has paid the Company an initial licensing fee of $350,000, which was deducted from royalty payments. The BMS Agreement, which may be terminated by BMS at any time upon 60 days written notice to the Company, is coextensive with the Company's licensed patent rights to nasal butorphanol tartrate. The nasal butorphanol tartrate patent expires in the year 2001 in the United States, subject to any right of extension or renewal. In December 1991, the FDA granted marketing approval to BMS for this product and quarterly royalty payments to the Company by BMS are continuing.

         THE DUPONT MERCK PHARMACEUTICAL COMPANY - On June 30, 1994, the Company sublicensed to The DuPont Merck Pharmaceutical Company ("DuPont Merck") its development and commercial exploitation rights with respect to its licensed patent rights for the nasal delivery of nalbuphine hydrochloride, in exchange for which DuPont Merck agreed to pay the Company a royalty based on the net sales of such product (the "DuPont Merck Agreement"). Nalbuphine hydrochloride is a synthetic analgesic agent indicated for the relief of moderate to severe pain. The DuPont Merck Agreement is limited to the countries of Canada and Mexico and is coextensive with the Company's licensed patent rights to nasal nalbuphine hydrochloride in those countries. The nasal nalbuphine hydrochloride patent expires in the year 2001 in Canada, subject to any right of extension or renewal. The Mexican patent for nasal nalbuphine hydrochloride is currently pending. The DuPont

Merck Agreement may be terminated by DuPont Merck at any time upon 60 days written notice to the Company.

         RIBOGENE, INC. ("RiboGene," as successor in interest to Rugby Laboratories Co., Inc., and Darby Pharmaceuticals. Inc.) - On June 26, 1987, the Company entered into a license agreement with Rugby Laboratories Co., Inc. ("Rugby") and its affiliate Darby Pharmaceuticals, Inc. ("Darby") whereby Rugby was appointed as the Company's sole and exclusive worldwide licensee for the manufacture, distribution and marketing of the nasal dosage form of propranolol hydrochloride for the life of the Company's United States patent covering the nasal route of administration for that drug (the "Propranolol Agreement"). The Company received $350,000 upon execution of the Propranolol Agreement and, if and when nasal propranolol hydrochloride is approved for marketing and commercialized, will receive royalties based upon net sales of the product. In addition, RiboGene is obligated to pay all patent maintenance fees with respect to nasal propranolol hydrochloride and pay certain other fees thereunder.

         In March 1990, the Company entered into an agreement with Rugby whereby Rugby purchased the Company's metoclopramide hydrochloride patent and certain proprietary research information related thereto (the "Metoclopramide Agreement"). The Metoclopramide Agreement also provided for the termination of a previous contract between the parties concerning this product. The aggregate purchase price for the patent, proprietary information and contract termination was approximately $700,000. The Metoclopramide Agreement also provides for certain royalties and other fees to the Company if and when nasal metoclopramide hydrochloride is approved for marketing and commercialized.

         In January, 1994, RiboGene acquired certain assets of Darby, including all rights to the Propranolol Agreement and the Metoclopramide Agreement. In December, 1994, the Company and RiboGene amended the Propranolol Agreement and the Metoclopramide Agreement whereby the Company waived its option to repurchase the exclusive rights to nasal propranolol hydrochloride and metoclopramide hydrochloride in consideration of a three year right of first refusal to perform dosage-form development work for both projects. The amended Metoclopramide Agreement also provided for an increased royalty rate and certain minimum royalties commencing in 1998.

PATENTS AND PROPRIETARY RIGHTS

         The establishment of a strong proprietary position is an important element of the Company's strategy as the pharmaceuticals to which the Company has proprietary rights for nasal delivery have been commercially available in traditional oral and/or injectable forms for many years and have been approved for use by those delivery methods by the FDA.

         On June 1, 1983, the Company entered into a license agreement with the University of Kentucky Research Foundation ("UKRF") and Dr. Anwar Hussain (the "UKRF Agreement"), pursuant to which the Company obtained an exclusive worldwide (except for the middle east region) license for the development and commercial exploitation of certain patents, patent applications and related know-how (collectively the "UKRF Information") pertaining to the nasal delivery of the following drugs:

         Narcotic Antagonists and Analgesics: naloxone, naltrexone, diprenorphine, nalmexone, cyprenorphine, alazocine, oxilorphan, cyclorphan, morphine, metopon, desomorphine, dihydromorphine, hydromorphone,
3-hydroxy-N-methylmorphinan, levophenacylmorphan, metazocine, norlevorphanol, phenomorphan, levorphanol, oxymorphone, buprenorphine, butorphanol, cyclazocine, phenazocine, pentazocine, nalorphine, levallorphan, nalbuphine.

         Beta Blockers: propranolol.

         Natural Female Sex Hormones:  17 beta-estradiol and progesterone.

         The UKRF Agreement will terminate upon the expiration date of the latest patent included in the UKRF Information. UKRF United States patents expire between 1998 and 2001.

         The UKRF Agreement requires the Company to pay UKRF the greater of (i) the minimum annual royalties set forth below, or (ii) royalties based on a percentage of sales of any product utilizing the UKRF Information (collectively "UKRF Products"). If the UKRF Product is covered by a patent, royalties are based on a schedule ranging between 4% and 5% of aggregate net sales. Minimum royalties are payable commencing one year after FDA approval of an NDA with respect to a UKRF Product and are $100,000 per year. If the UKRF Product, or any portion thereof, is not covered by a patent, the Company is required to pay UKRF one-Half of the greater of the aforementioned minimum annual royalty or percentage royalty, whichever shall be applicable.

         The UKRF Agreement accords the Company the right to grant sublicenses for UKRF Products. In such event, the royalties payable to UKRF for domestic and foreign sales thereof will be limited to 50% and 20%, respectively, of revenues received by the Company therefrom. The Company has granted three sublicenses to date.

         The Company pursues a general policy of obtaining patent protection in both the United States and selected foreign jurisdictions for patentable subject matter. In 1986 and 1988, United States patents were issued to the Company describing and claiming nasal delivery of a variety of antihistamine, anti-nausea and anti-emetic pharmaceutical agents including meclizine and metoclopramide; as well as nasal compositions containing vitamin B-12 and caffeine. Corresponding or related patent applications for most of these pharmaceutical agents were filed in several foreign countries.

         United States patents, which expire between 2003 and 2005 have been issued to the Company for the nasal delivery of the following pharmaceutical agents:

         Antihistamines and/or anti-nausea/anti-emetics:
         metoclopramide, diphenhydramine, clemastine, dimenhydrinate, doxylamine, carbinoxamine, phenyltoloxamine, tripelennamine, pyrilamine, brompheniramine, pheniramine, chlorpheniramine, dexchlorpheniramine, triprolidine, promethazine, trimeprazine, propiomazine, methdilazine, cyproheptadine, azatadine, methapyrilene, diphenylpyraline, phenindamine, hydroxyzine, terfenadine, cimetidine, ranitidine, cyclizine, chlorcyclizine, meclizine, buclizine, trimethobenzamide, benzquinamide.

         Vitamin: Vitamin B-12.

         Stimulant: Caffeine.

          At present, in addition to the patented drugs licensed from the UKRF, the Company has five issued United States patents and corresponding or related foreign patents and applications pending, related to the nasal administration of various therapeutic agents. All of the Company's patent applications are directed to compositions for delivering the therapeutic agents by the nasal route and/or to the use of such compositions for nasal delivery.

         The Company can make no assurances that any issued patent, whether domestic or foreign, will provide commercially significant patent protection. Further, patent positions of pharmaceutical and biotechnology companies are highly uncertain and involve complex legal and factual issues. Therefore, although the Company believes its patents are valid, it cannot predict with any precision the scope or enforceability of the claims allowed thereunder. In addition, there can be no assurance that the Company's patent applications will result in issued patents, that issued patents will provide an adequate measure of protection against competitive technology which could circumvent such patents or that issued patents would withstand review and be held valid by a court of competent jurisdiction. Furthermore, there can be no assurance that any issued patents will not be infringed or otherwise circumvented by others or that the Company will be able to fund the cost of litigation against such parties.

         The Company depends upon the knowledge, experience and skills of its key scientific and technical personnel. To protect its rights to its proprietary information, the Company requires all employees, consultants, advisors and others to enter into confidentiality agreements which prohibit the disclosure of confidential information to third parties and require disclosure and assignment to the Company of developments, inventions and discoveries. There can be no assurance that these agreements will effectively prevent the unauthorized use or disclosure of the Company's confidential information.

MANUFACTURING

         The Company has established internal manufacturing capabilities for clinical trials and small commercial quantities of its products. All of the Company's products for clinical and commercial use must be produced under controlled conditions and under current FDA Good Manufacturing Practices ("GMP"). In August 1995, the Company completed moving its executive offices, laboratory and manufacturing facilities to a larger, more efficient and modern facility. The Company's laboratory and manufacturing facilities are registered to operate by both the FDA and the New York State Board of Pharmacy thereby enabling the Company to manufacture and test its own pharmaceutical products. In order to insure continued compliance with GMP requirements, the Company is required to maintain sufficient technical staff to oversee all production operations, including quality control, quality assurance, technical support and manufacturing management. Manufacturing facilities and laboratories are subject to biennial inspections by the FDA.

         In connection with collaborative agreements and if contract manufacturing arrangements are established with third parties, the Company will depend upon third parties to produce and deliver products in accordance with GMP. There can be no assurance that such parties will perform their obligations in a timely fashion and any failures by such third parties could cause a delay in clinical trials, commercialization of product, or ability to supply the market. See "Risk Factors - Manufacturing."

GOVERNMENT REGULATION

         The Company's research and development activities are, and its future business will be, subject to significant regulation by numerous governmental authorities in the United States and other countries. Pharmaceutical products intended for therapeutic use in humans are governed by FDA regulations in the United States and by comparable regulations in foreign countries. The process of completing clinical testing and obtaining FDA approval for a new drug product requires a number of years and the expenditure of substantial resources. See "Risk Factors - Government Regulation."

         Following initial formulation, the steps required before any new pharmaceutical product may be marketed in the United States include (i) preclinical laboratory and animal tests, (ii) the submission to the FDA of an IND application, (iii) adequate and well-controlled clinical trials to establish the safety and efficacy of the drug, (iv) the submission of an NDA to the FDA, and (v) FDA approval of the NDA prior to any commercial sale or shipment of the drug.

         Typically, preclinical studies are conducted in the laboratory and in animal model systems to gain preliminary information on the drugs bioavailability or efficacy and to identify any significant safety problems. The results of these studies are submitted to the FDA as part of the IND application. Testing in humans may commence 30 days after filing of the IND unless the FDA objects and issues a "clinical hold". A three phase clinical program is usually required for FDA approval of a pharmaceutical product. Phase I clinical trials are conducted to determine the safety and optimal dosage of the product in normal volunteers who do not have the disease or condition that the proposed drug is designed to treat. Phase I studies are conducted at approved institutions at which the absorption and excretion (pharmacokinetics) of the drug as well as any side effects are closely monitored.

         If the Phase I testing data is positive and there are no adverse reactions, a Phase II clinical trial is conducted to gain preliminary evidence as to the safety and efficacy of the product in a selected patient population. A Phase III clinical trial is conducted on a more complex patient population including patients with multiple disease states and taking one or more medications to provide sufficient data for the statistical proof of safety and efficacy. Phase II and III studies are usually multi-center trials in order to achieve greater statistical validity. A clinical trial may combine the elements of more than one phase. Upon completion of clinical testing which demonstrates that the product is safe and effective for a specific indication, an NDA may be filed with the FDA. This application includes details of the testing processes, preclinical studies, clinical trials, as well as chemical, analytical, manufacturing, packaging and labeling information. FDA approval of the application is required before the applicant may market the new drug product.

         Even after initial FDA approval has been obtained, the NDA must be supplemented with any new data subsequently obtained with respect to the drug's safety and efficacy. Further studies may be required to provide additional data on safety or to gain approval for the use of a product as a treatment in clinical indications other than those for which the product was initially tested. The FDA may also require post-marketing testing and surveillance programs or Phase IV post-approval trials to monitor the drugs effects. Side effects resulting from the use of pharmaceutical products may prevent or limit the further marketing of products.

         In addition to regulations enforced by the FDA, the Company is subject to regulations under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other similar federal, state and local regulations governing permissible laboratory activities, waste disposal and other matters.

         The Company's ability to successfully commercialize its proposed drug products will also depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health coverage insurers, and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third-party coverage will be available for the Company to maintain price levels sufficient for realization of an appropriate return on its investment in product development. See "Risk Factors - Health Care Reimbursement."

         For marketing outside of the United States, the Company will be subject to foreign regulatory requirements governing human clinical trials and marketing approval for drugs. The requirements relating to the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country.

COMPETITION

         The Company is engaged in the pharmaceutical, drug delivery systems industry which is characterized by extensive research efforts, rapid technological progress and intense competition. Competitors of the Company in the United States and abroad are numerous and include, among others, major pharmaceutical companies, biotechnology firms, universities and other research institutions. At the present time, the Company does not know of another pharmaceutical company engaging exclusively in the development of drugs intended for nasal administration, but other pharmaceutical companies which are larger than the Company are known to be engaged in researching some nasally administered pharmaceuticals, and may be expected to enter this field if the nasal route ever becomes the method of choice for the administration of certain classes of drugs.

         Further, there can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than the nasal technology being developed by the Company or which would render the Company's technology and products obsolete or noncompetitive. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company. Many of the Company's competitors have greater experience than the Company in conducting preclinical testing and clinical trials of pharmaceutical products and obtaining FDA and other regulatory approvals. Accordingly, the Company's competitors may succeed in obtaining FDA approval for products more rapidly than the Company. If the Company commences commercial sales of its products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it has limited or no experience.

         The Company believes that direct competition with its patented nasal delivery products may be difficult because of the Company's patent position. However, the Company's products must also compete with other modalities of drug delivery and administration including, but not limited to, such promising technologies and methods as controlled release, target organ or site release, pumps, polymers, microemulsion, monoclonal antibodies, inhalation, ocular, liposomal, implants, transdermal passive and transdermal electrotransport. Other products using these or other delivery alternatives may be developed that will be as or more effective than the Company's products and proposed products. There can be no assurance that the Company will be able to compete effectively with other commercially available products or that development of other technologies of methods of drug delivery will not detrimentally affect the Company's commercial opportunities. See "Risk Factors - Intense Competition."

EMPLOYEES

         At September 30, 1995, the Company had 13 full time employees, of whom 7 were engaged in research and development, including the Company's President and Vice President of Research and Development both of whom hold Ph.D. degrees in pharmaceutical sciences, as well as the Company's Medical Director who is a physician. The balance of the Company's employees are engaged in administration and support functions.

         None of the Company's employees are covered by a collective bargaining agreement or are represented by a labor union. The Company considers its relationship with its employees to be satisfactory.

         The development, manufacture and marketing of the Company's products requires substantial scientific and technical capabilities in several disparate disciplines, including but not limited to biochemistry, analytical chemistry, pharmacology, therapeutics, toxicology, pharmacy and statistics. While the Company believes that the capability and experience of its technical employees compares favorably with the industry as a whole, there can be no assurance that it can retain existing employees or attract and hire the highly capable technical and scientific employees it may need in the future on terms deemed favorable to the Company, if at all. See "Risk Factors - Dependence Upon Key Personnel and Attraction of Qualified Personnel."

PROPERTIES AND FACILITIES

         The Company leases approximately 10,000 square feet at 45 Davids Drive, Hauppauge, New York for its laboratory, manufacturing facility as well as its corporate and administrative offices. The lease provides for minimum annual rent of approximately $82,000 and expires in May, 2000 with the Company having an option to renew for an additional five year term. The Company is also responsible for all utilities, maintenance, security and property tax increases. The Company believes this facility in its present condition is suitable for its operations for the initial term of the lease.

LEGAL PROCEEDINGS

         The Company knows of no litigation or proceeding, pending or threatened, to which the Company is or may become a party.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

         The  directors and executive officers of the Company are as follows:

               Name                              Age                             Position
               ----                              ----                            --------
 Devin N. Wenig                                   29                 Chairman

 Dr. Vincent D. Romeo                             39                 President and Chief
                                                                     Executive Officer

 Joel Girsky                                      56                 Director, Secretary, Treasurer

 Dr. Ralph Jacobsen                               63                 Director

 Bruce R. Thaw                                    42                 Director

 Alvin Katz                                       65                 Director

 John V. Pollock                                  57                 Director

 Dr. Ian R. Ferrier                               52                 Director


         All directors hold office until the next annual meeting of shareholders or until their successors are elected and qualify. Executive officers hold office until their successors are chosen and qualify, subject to earlier removal by the Board of Directors.

         Set forth below is a biographical description of each director and executive officer of the Company based on information supplied by each of them.

         Devin N. Wenig was appointed Chairman of the Company's Board of Directors in June 1991. Mr. Wenig received a B.A. degree from Union College and a J.D. degree from the Columbia University School of Law. From May 1991 to May 1994 Mr. Wenig was a corporate associate with the firm of Cravath, Swaine and Moore. Mr. Wenig is currently a practicing corporate attorney in New York City, New York.

         Dr. Vincent D. Romeo has been employed by the Company since 1985 as Director of Research and was appointed President and Chief Executive Officer of the Company in August 1991. Dr. Romeo is a registered pharmacist and received a Ph.D. degree from St. John's University College of Pharmacy in Pharmaceutical Sciences in 1984, with a specialty in pharmacology. He continues at St. John's as an Adjunct Professor of Pharmacology, Graduate Division, College of Pharmacy and Allied Health Professions. Dr. Romeo has devoted a significant amount of his time with the Company formulating drugs for nasal delivery, developing animal models for nasal drug testing, and designing clinical efficacy and safety studies. He has authored and co-authored several published articles in the field. Dr. Romeo has also presented his work at various meetings and conferences sponsored by the American Association of Pharmaceutical Scientists and the American College of Clinical Pharmacology. Dr. Romeo is an active member of the American Association of Pharmaceutical Scientists, the American College of Clinical Pharmacology, the Rho Chi Pharmaceutical Society, and the New York Academy of Sciences. Dr. Romeo has also been appointed as an Adjunct Assistant Professor of Pharmaceutics at The University of Rhode Island, College of Pharmacy.

         Joel Girsky has been a Director of the Company since October 1983, and the Company's Secretary/Treasurer since April 1986. From 1961 to the present, Mr. Girsky has been President and Chairman of the Board of Jaco Electronics, Inc., Hauppauge, New York, a publicly held company engaged in the distribution of electronic components. Mr. Girsky received a degree in Marketing from Brooklyn College in 1957.

         Dr. Ralph Jacobsen has been a Director of the Company since October 1983. From 1982 to the present, Dr. Jacobsen has been Medical Director of Medicus Intercon, a division of D'Arcy Masius Benton & Bowles (New York City), an international health care advertising agency. From 1981 to 1982, Dr. Jacobsen was a private consultant engaged in the clinical evaluation of drugs. From 1973 to 1981, Dr. Jacobsen was Vice President and Medical Director of Endo-DuPont, Pharmaceutical Division (Garden City, New York), an entity engaged in research, development, manufacture and sales of ethical pharmaceuticals.
Dr. Jacobsen received a B.A. Degree from New York University in 1953 and a Medical Degree from George Washington University, School of Medicine in 1957.

         Bruce R. Thaw has been a Director of the Company since June 1991. From 1984 to the present, Mr. Thaw has been a principal in a law firm, which serves as general counsel to the Company. Mr. Thaw was admitted to the bar of the State of New York in 1978 and the California State Bar in 1983. He has a BBA degree from the Hofstra University School of Business and a JD degree from the Hofstra University School of Law. Mr. Thaw is also a director of Information Resource Engineering, Inc., a publicly traded company engaged in the computer network security industry and Amtech Systems, Inc. a publicly traded company engaged in the semi-conductor industry.

         Alvin Katz was appointed to the Company's Board of Directors in September 1993. He is currently an adjunct professor of business management at Florida Atlantic University and has held this position since 1981. In 1991 Mr. Katz was appointed as Chief Executive Officer of Odessa Engineering Corp., a company engaged in the manufacturing of pollution monitoring equipment. He held this position until that company was sold in September 1992. From 1957 to 1976, Mr. Katz was employed by United Parcel Service holding various managerial positions, including District Manager and Corporate Manager of Operations, Planning, Research and Development. Mr. Katz serves on the Board of Directors of several publicly held companies including Miller Industries, a manufacturer of windows and doors; Blimpie International, Inc., which is engaged in the franchising and marketing of quick service sandwich restaurants; Amtech Systems, Inc., which is engaged in the semi-conductor industry; and Foremost Industries which is engaged in the distribution and repair of commercial refrigeration. He is also a director of Aromatics Incorporated, a manufacturer of car wash equipment. Mr. Katz holds a B.S. in Business Administration degree from New York University and has done graduate work at C.U.N.Y.- Baruch School.

         John V. Pollock was appointed to the Company's Board of Directors in September 1993. From 1991 to the present Mr. Pollock has served as a director of Frank E. Basil, Inc., a worldwide provider of facilities maintenance, engineering and operations management services. Mr. Pollock also serves as a consultant to the partners of Basil Properties and has served as the President of Nastech-Basil International, Inc. From 1975 to 1991 Mr. Pollock was a senior banking executive in the

Washington, D.C. area, serving as President and Chief Executive Officer of Dominion Bank of Washington and the John Hanson Savings Bank.

         Dr. Ian R. Ferrier, who was appointed to the Company's Board of Directors in January 1995, is the founder, President and Chief Executive Officer of Bogart Delafield Ferrier Inc., and has served in such capacity since its inception in 1982. Trained in medicine and pharmacology, Dr. Ferrier has managed and directed pharmaceutical programs and guided the growth of several multinational companies. He has served on the Board of Directors of a number of health care and biotechnical firms, as well as serving as consultant to many of the worlds major pharmaceutical companies. From 1982 to 1987, Dr. Ferrier served as President of McCann Healthcare Inc. From 1982 to 1983, Dr. Ferrier served as Chairman of The Covington Group of Companies; in 1982 as Executive Vice President of TechAmerica Group and from 1979 to 1982, as Vice President of Kalipharma Inc. From 1975 to 1979 Dr. Ferrier served as Chief Executive Officer of the Monadnock Medical Center. Dr. Ferrier received a BSc in Pharmacology from the University of Edinburgh, Edinburgh Scotland; served his residency training in nephrology/clinical pharmacology at Southmead General Hospital, University of Bristol Associated Hospitals, Bristol, England; and his post-graduate internship at the Western General Hospital of the University of Edinburgh Associated Hospitals, Edinburgh, Scotland.

         The Underwriting Agreement between the Company and the Representative executed in December, 1993 provides that, for a three year period, the Representative shall be entitled to nominate one director to serve on the Board of Directors of the Company. The officers and directors of the Company have agreed to vote their shares of Common Stock in favor of such designee. The Representative has exercised its right to designate a director by the nomination of Mr. Alvin Katz.

COMMITTEES OF THE BOARD

         The Company's Board of Directors has established a Compensation Committee which is comprised of Devin N. Wenig, Joel Girsky and John V. Pollock. The purpose of this Committee is to review and approve the compensation of the Company's officers and to administer and/or interpret the Company's stock option plan. The Audit Committee of the Company's Board of Directors is comprised of Alvin Katz, Joel Girsky and John V. Pollock. The purpose of this Committee is to review with the Company's independent auditor Robbins, Greene, Horowitz, Lester & Co., LLP the financial controls and practices of the Company and the plans for and results of the audit engagement.

DIRECTOR LIABILITY

         The Delaware General Corporation Law permits Delaware corporations to include in their certificates of incorporation a provision eliminating or limiting the personal liability of directors of the corporation for damages arising from certain breaches of fiduciary duty. The Company's Certificate of Incorporation includes a provision eliminating the personal liability of directors to the Company and its stockholders for damages to the maximum extent permitted by Delaware law, including exculpation for acts of omissions in violation of directors' fiduciary duty of care. Under current Delaware law, liability is not eliminated in the case of a breach of a director's duty of loyalty (i.e., the duty to refrain from transactions involving improper conflicts of interest) to the Company or its stockholders, the failure to act in good faith, the knowing violation of law or the obtainment of an improper personal benefit. The Company's Certificate of Incorporation does not have any effect on the availability of equitable remedies (such as an injunction or rescission) for breach of fiduciary duty. However, as a practical matter, equitable remedies may not be available in particular circumstances. See "Risk Factors."

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding compensation paid by the Company during each of the Company's last three fiscal years to the Company's Chief Executive Officer and to each of the Company's executive officers who received salary and bonus payments in excess of $100,000 during the fiscal year ended June 30, 1995:


                                      SUMMARY COMPENSATION TABLE
                                                                          Long-Term
                                                                        Compensation
                                               Annual Compensation         Awards
                                               -------------------         ------

    Name and Principal Position
    ---------------------------
                                                                           Options          All other
                                   Year        Salary        Bonus        (Shares)        Compensation
                                   ----        ------        -----        --------        ------------
    Dr. Vincent D. Romeo,           1995      $156,000        __           25,000             __
    President/Chief Executive
    Officer                         1994      $125,000        __           25,000             __

                                    1993      $125,000        __            8,333             __

                       OPTION GRANTS IN LAST FISCAL YEAR

         The following table provides the specified information concerning grants of options to purchase the Company's Common Stock during the fiscal year ended June 30, 1995, to the person named in the Summary Compensation Table:





                                                        Individual Grant in Last Fiscal Year
                                                        ------------------------------------

                                                           % of Total
                                                           Options
                                                           Granted to
                                           Options         Employees in     Exercise or
                                           Granted         Fiscal           Base Price     Expiration
                             Name          (Shares) (1)    Year             ($/Sh)         Date
                             ----          ------------    --------------   ------         -------------
                             Dr. Vincent
                             D. Romeo         25,000             17%            $5.13          6/1/00


-----------------------------------------------

         (1) The options to be granted under the Plan are designated as incentive stock options or non-incentive stock options by the Board of Directors which also has discretion as to the persons to be granted options, the number of shares subject to the options and the terms of the option agreements. The Plan provides that options granted thereunder shall be exercisable during a period of no more than ten years (five years in the case of 10% stockholders) from the date of grant, depending upon the specific stock option agreement, and that, with respect to incentive stock options, the option exercise price shall be at least equal to 100% of the fair market value of the Common Stock at the time of grant (110% in the case of 10% stockholders). All outstanding options vest immediately upon issuance, subject to optionee's continuous employment or association with the Company. Under the Stock Option Plan, the Board retains discretion to modify the terms of outstanding options, subject to the provisions of the Plan.

         (2)  All options were granted at market value on the date of grant.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

         The following table provides information related to the number and value of stock options and stock appreciation rights held at fiscal year end by the named executive officer:

                                Number of Unexercised            Value of Unexercised In-the Money
                               Options at June 30, 1995               Options at June 30, 1995
                               ------------------------               ------------------------

                          Exercisable       Unexercisable         Exercisable      Unexercisable
                          -----------       --------------        -----------      -------------
 Vincent D. Romeo            58,333                                $448,435

COMPENSATION OF DIRECTORS

         The Company has not paid and does not presently propose to pay compensation to any director for acting in such capacity, except for nominal sums for attending Board of Directors meetings and reimbursement for reasonable expenses in attending those meetings.

         Devin N. Wenig, the Company's Chairman, was paid approximately $20,000 in the Company's fiscal year ended June 30, 1995 for acting in an executive capacity at the request of the Company's Board of Directors.

EMPLOYMENT AGREEMENTS

         In August 1994, the Company and Dr. Romeo entered into a three year employment agreement. Pursuant to this agreement, Dr. Romeo receives compensation of $160,000 per year. Upon completion of Phase II studies for two of the Company's proposed products such compensation will be increased to $175,000 per year. Dr. Romeo is also entitled to a $20,000 incentive bonus if and when the Company's prescription Vitamin B-12 nasal formulation is approved for marketing by the FDA and a $20,000 bonus each time an NDA for one of the Company's proposed products is accepted for filing by the FDA. In addition, Dr. Romeo received an additional incentive stock option to acquire 25,000 shares of the Company's Common Stock in accordance with the terms and conditions of the Company's Stock Option Plan.


STOCK OPTION PLAN

         Under the Company's Stock Option Plan (the "Plan") options to purchase a maximum of 483,333 shares of Common Stock of the Company (subject to adjustment in the event of stock splits, stock dividends, recapitalizations and other capital adjustments) may be granted to employees, officers and directors of the Company and other persons who provide services to the Company. Currently, there are 214,749 such options granted and outstanding. The options to be granted under the Plan are designated as incentive stock options or non-incentive stock options by the Board of Directors which also has discretion as to the persons to be granted options, the number of shares subject to the options and the terms of the option agreements. Only employees, including officers and part-time employees of the Company may be granted incentive stock options. The options are intended to receive incentive stock option tax treatment pursuant to Section 422A of the Internal Revenue Code of 1986, as amended (the "Code").

         The Plan provides that options granted thereunder shall be exercisable during a period of no more than ten years (five years in the case of 10% shareholders) from the date of grant, depending upon the specific stock option agreement, and that, with respect to incentive stock options, the option exercise price shall be at least equal to 100% of the fair market value of the Common Stock at the time of grant (110% in the case of 10% shareholders). Pursuant to the provisions of the Plan, the aggregate fair market value (determined on the date of grant) of the Common Stock with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year shall not exceed $100,000.

         The purpose of the Plan is to increase the ability of the Company to attract and retain individuals of exceptional skill upon whom, in large measure, its sustained progress, growth and ultimate profitability depend. In addition, the Plan is intended to advance the interests of the Company by enabling its directors, officers and employees to acquire a financial interest in the Company through grants of options to acquire the Company's Common Stock. The Plan is intended to provide an increased incentive to these individuals, thereby providing such persons with an added incentive to continue in the employ or service of the Company and to stimulate their efforts in promoting the growth, efficiency and profitability of the Company.


                              CERTAIN TRANSACTIONS

         In December 1992 the Company entered into a debt restructure agreement with Basil Properties ("Basil") which amended the terms of a $600,000 loan by Basil to the Company in May 1989 (the "Restructuring Agreement"). Pursuant to the Restructuring Agreement, the Company is required to make annual principal curtailments commencing September 30, 1993 equal to 5% of the Company's total revenue for the preceding fiscal year ended June 30th, subject to an annual minimum payment of $25,000. Should the Company's total revenue exceed $5,000,000 in any fiscal year, the remaining unpaid principal balance shall become due and payable the following September 30th. Basil has the option to convert any outstanding portion of the principal balance of the loan into shares of the Company's Common Stock. The conversion prices based upon the year of conversion are as follows: 1995 - $16.44 per share; 1996 - $20.55 per share; and 1997 - $25.68 per share. Any remaining unpaid principal balance is due and payable January 1, 1998.

         Mr. Bruce R. Thaw, a director of the Company, billed the Company approximately $55,000 for legal fees for representing the Company in connection with certain legal and regulatory matters in fiscal 1995. Mr. Thaw continues to represent the Company for which he will be paid customary legal fees.

         Dr. Ian Ferrier, a director of the Company, is the Chief Executive Officer of Bogart Delafield Ferrier Inc. ("BDF") and is an affiliate of Mazier Partners LLC ("MP"). BDF and MP provided consulting services to the Company in areas of strategic planning, market planning and research and development prioritization. For its fiscal year ended June 30, 1995, the Company paid BDF and MP $186,000 and $56,000, respectively.

         The Company will, in the future, attempt to avoid engaging in transactions with affiliates of the Company. However, any future transactions between the Company and any affiliate thereof will be on terms no less favorable to the Company than those that are generally available from unaffiliated third parties.

                             PRINCIPAL SHAREHOLDERS

         Set forth below is information concerning the Common Stock ownership as of December 22, 1995 and as adjusted to reflect the sale of the securities offered hereby by (i) each person who is known by the Company to own beneficially 5% or more of its outstanding Common Stock, (ii) each director, and (iii) all directors and officers of the Company as a group.


                                                        Percentage of Outstanding Shares Owned (3)
                                                        ------------------------------------------
                              Amount and Nature
    Name of Beneficial          of Beneficial
        Owner (1)               Ownership (2)            Before Offering           After Offering
        ---------               -------------            ---------------           --------------
 Devin N. Wenig (4)(8)             369,733                   11.4%                     7.8%

 Basil Properties (5)(10)          283,537                    8.8%                     6.0%

 Bruce R. Thaw (6)                 155,041                    4.7%                     3.3%

 Alvin Katz (7)                    130,000                    4.0%                     2.8%

 Carol Wenig (8)                    93,041                    2.9%                     2.0%

 Vincent D. Romeo (9)               68,845                    2.1%                     1.4%

 Joel Girsky (7)                    18,750                    (13)                     (13)

 John V. Pollock (7)(10)            18,333                    (13)                     (13)

 Ralph Jacobsen (7)                 10,583                    (13)                     (13)

 Ian Ferrier (11)                   25,000                    (13)                     (13)

 All Officers and
 Directors as a Group
 (9 persons)  (12)               1,172,863                   36.1%                    24.8%

-----------------------------------------------------

(1) The addresses of all persons other than Messrs. Bruce R. Thaw, Basil Properties, Alvin Katz and John V. Pollock is c/o the Company. The address of Bruce R. Thaw is 45 Banfi Plaza, Farmingdale, NY; the address of Basil Properties and John V. Pollock is 1510 H Street, N.W., Washington D.C.; and the address of Alvin Katz is 19674 Waters End Dr., No. 1003, Boca Raton, FL.
(2) All shares are owned beneficially and of record unless indicated otherwise. Includes 178,333 shares issuable pursuant to outstanding stock options with the Company and 26,000 Warrants, which may be exercised within 60 days of the date of this Report.
(3) Does not give effect to (i) the exercise of the Representative's Warrant and (ii) 305,000 shares of Common Stock reserved for issuance under the Company's stock option plan to employees other than Directors and Officers and options authorized but not issued.
(4) Devin N. Wenig is the son of Carol Wenig. Devin N. Wenig's shares, as indicated above, include 25,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report, 166 shares held by Mr. Wenig's wife and 6,666 shares held in a trust for which Carol Wenig serves as the trustee.
(5) Includes 40,000 shares held by Mrs. Sophie Basil a general partner of Basil Properties.
(6) Includes 25,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report. Also includes 26,000 shares and 26,000 Warrants owned by Mr. Thaw's wife.

(7) Includes 10,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.
(8) The amount indicated herein includes 5,000 shares issuable to Carol Wenig pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.
(9) Includes 58,333 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.
(10) John V. Pollock is a managing director of Basil Properties and its nominee to the Company's Board of Directors.
(11) Includes 25,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.
(12)     Includes shares held by Basil Properties and Carol Wenig. See notes
         (5), (8) and (10) above.
(13) Represents less than 1% of the outstanding shares of the Company's Common Stock.


                           DESCRIPTION OF SECURITIES

         The authorized capital stock of the Company consists of 6,000,000 shares of Common Stock, par value $.006 and 100,000 shares of Preferred Stock, par value $.01. As of December 22, 1995 there were 3,221,447 shares of Common Stock outstanding, and no shares of Preferred Stock outstanding.

COMMON STOCK

          All the issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

         Voting Rights

         Each outstanding share of Common Stock has one vote on all matters requiring a vote of the shareholders. There is no right to cumulative voting; thus, the holders of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors of the Company.

         Liquidation Rights

         In the event of a voluntary or involuntary liquidation of the Company, all shareholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock.

         Preemptive Rights

         The holders of the Common Stock have no preemptive rights with respect to the Company's offerings of shares of its Common Stock.

         Dividend Rights

         Holders of Common Stock are entitled to dividends if, as and when declared by the Board of Directors out of the funds legally available therefor. It is the present intention of the Company to retain earnings, if any, for use in its business. Dividends are, therefore, unlikely in the foreseeable future.

         Transfer Agent

         The Transfer Agent for the Common Stock of the Company is the American Stock Transfer and Trust Company, 40 Wall Street, New York, NY 10005.

WARRANTS

         The following is a brief summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement between the Company and American Stock Transfer & Trust Company (the "Transfer and Warrant Agent"). A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."

         Exercise Price and Terms. Each Warrant entitles the holder thereof to purchase, at any time through December 7, 1996, one share of Common Stock at a price of $5.50 per share (the "Initial Exercise Price"), provided that at such a time a current prospectus relating to the Common Stock is then in effect and the Common Stock is qualified for sale or exempt from qualification under applicable state securities laws. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Transfer and Warrant Agent, with the subscription form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. No fractional shares will be issued upon the exercise of the Warrants.

         Since December 7, 1994, the Warrants have been subject to redemption at $.05 per Warrant on 30 days' prior written notice provided that the closing bid price of the Company's Common Stock as reported on NASDAQ for 20 consecutive days, ending within 10 days of the notice of redemption, is in excess of $5.63 (the "Initial Notice Price"). In the event the Company exercises the right to redeem the Warrants, such Warrants will be exercisable at the Initial Exercise Price until the close of business on the date fixed for redemption in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price. All Warrants redeemed by the Company will be canceled.

         The Initial Exercise Price of the Warrants was determined by negotiation between the Company and the Representative prior to the Company's public offering in December, 1993. Among the factors considered in such negotiations, at that time, were the state of the Company's development, the Company's financial condition, the future prospects of the Company, an assessment of management, the general condition of the securities market, the demand for securities of comparable companies and other factors deemed relevant. The Initial Exercise Price of the Warrants bears no relation to any objective criteria of value, may be deemed to be arbitrarily determined and should in no event be regarded as an indication of any future market price of the securities offered hereby.

         The Company has agreed to retain the Representative to solicit Warrant exercises. Upon exercise of any Warrants, the Company will pay the Representative a fee of 5% of the aggregate exercise price if (i) the market price of the Company's Common Stock on the date the Warrant is exercised is greater than the exercise price of the Warrants; (ii) the exercise of the Warrant was solicited by a member of the National Association of Securities Dealers, Inc.; (iii) the Warrant is not held in a discretionary account; (iv) disclosure of compensation arrangements was made both at the time of the offering and at the time of exercise of the Warrant; and (v) the solicitation of exercise of the Warrant was not in violation of Rule 10b-6 promulgated under the Exchange Act.

         Rule 10b-6 may prohibit the Representative from engaging in any market making activities with regard to the Company's securities for the period from nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation by the Representative of the exercise of the Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Representative may have to receive a fee for the exercise of Warrants following such solicitation. As a result, the representative may be unable to continue to provide a market for the Company's securities during certain periods while the Warrants are exercisable.

         Adjustments. The Initial Exercise Price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock, or sale by the Company of shares of its Common Stock at a price below the then applicable exercise price of the Warrants. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the assets of the Company in order to enable Warrant holders to acquire the kind and number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Warrants. No adjustments will be made until the cumulative adjustments in the exercise price per share amount to $.10 or more. No adjustment to the Initial Exercise Price will be made for dividends (other than stock dividends), if any, paid on the Common Stock or for securities issued pursuant to the Company's Stock Option Plan or other employee benefit plans of the Company, or upon exercise of the Warrants, the representative's Warrant or any other options or warrants outstanding as of the date of this Prospectus.

         Transfer, Exchange and Exercise. The Warrants are in registered form and may be presented to the Transfer and Warrant Agent for transfer, exchange or exercise at any time prior to their expiration on December 7, 1996, at which time the Warrants become wholly void and of no value. If a market for the warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the warrants will develop or continue. If the Company is unable to qualify the Common Stock underlying the Warrants for sale in particular states, holders of the Warrants residing in such states and desiring to exercise the Warrants will have no choice but to sell such Warrants or allow them to expire. See "Risk Factors - Current Prospectus and State Blue Sky Registration Required in Connection with Exercise of Warrants."

         Warrantholder Not a Stockholder. The Warrants do not confer upon holders any voting or any other rights as stockholders of the Company.

TAX CONSIDERATIONS OF WARRANTS.

         General. The following section summarizes certain provisions of United States income tax law that may affect (i) the Company, and (ii) shareholders of the Company. This summary does not purport to discuss all of the relevant income tax consequences of an investment in the Shares or Warrants, nor will it apply to the same extent or in the same way to all investors. It is based, among other things, on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and published decisions, regulations and rulings thereunder as in effect on the date of this Prospectus, and the assumption that the Company will continue to be structured and to operate its business in the manner prescribed in this Prospectus. No information is provided herein with respect to the effect of any state or local tax law, rule or regulation nor is any information provided as to the effect of any foreign tax law or any provisions of United States tax law other than United States income tax law.

         Taxation of the Company. No gain or loss will be recognized by the Company upon receipt of payment for Shares, upon exercise of Warrants, redemption of Warrants or expiration of

Warrants.

         Taxation of Shareholders. No gain or loss will be recognized by the holder of a Warrant upon exercise of a Warrant. The cost basis of the Common Stock so acquired will be the cost basis of the Warrant plus any additional amount paid upon the exercise of the Warrant. Gain or loss will be recognized, however, upon the subsequent sale or exchange of the Common Stock acquired by the exercise of the Warrant, measured by the difference between the amount realized upon such sale or exchange and the cost basis of the Common Stock.

         If a Warrant is sold by the holder or redeemed by the Company, gain or loss will be recognized upon such event, measured by the difference between the amount realized by the holder of the Warrant as a result of the sale or redemption and the cost basis of the Warrant.

         If a Warrant is allowed to expire, the Warrant will be deemed to be sold or exchanged on the date of expiration. In such event, the holder of the Warrant will recognize a loss to the extent of the cost basis of the Warrant.


         Generally, any gain or loss recognized as a result of the foregoing will be capital gain or loss and will either be long-term or short-term depending upon the period of time the Common Stock sold or exchanged or the Warrant sold, exchanged, redeemed, or allowed to expire, as the case may be, was held. A holding period of more than one year results in long-term capital gain or loss treatment. If a Warrant is exercised, the holding period of the Common Stock so acquired will not include the period during which the Warrant was held.

         Under Section 305 of the Code and regulations promulgated under the Code, there is no assurance that a subsequent adjustment in the exercise price of the Warrants or the number of shares purchasable upon exercise as a result of the anti-dilution provisions applicable to the Warrants, will not be deemed a constructive distribution that may be taxable as a dividend to the holders of the Warrants.

         ALTHOUGH THE COMPANY BELIEVES THE FOREGOING TO BE AN ACCURATE SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS ATTRIBUTABLE TO THE WARRANTS, IT DOES NOT PURPORT TO BE A FULL DESCRIPTION OF THE FEDERAL, STATE OR LOCAL TAX CONSIDERATIONS APPLICABLE TO THE WARRANTS OR THE UNDERLYING SHARES OF COMMON STOCK. EACH HOLDER OF THE WARRANTS SHOULD SEEK THE ADVICE OF HIS OR HER OWN TAX ADVISOR REGARDING THE EFFECTS THAT AN INVESTMENT IN THE WARRANTS WILL HAVE ON HIS OR HER INDIVIDUAL TAX SITUATION.

PREFERRED STOCK

          Pursuant to its Certificate of Incorporation, the Company's Board of Directors is authorized to issue, without any action on the part of its stockholders, an aggregate of 100,000 shares of preferred stock. The Board of Directors has authority to divide the preferred stock into one or more series and has broad authority to fix and determine the relative rights and preferences, including the voting rights of the shares of each series.

         Such preferred stock could also be used to delay, defer or prevent a change in control of the Company or be used to resist takeover offers opposed by management. Under certain circumstances, the Board of Directors could create impediments to or frustrate persons seeking to effect a takeover or otherwise gain control of the Company by causing shares of preferred stock with voting or conversion rights to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid that the Board of Directors determines to be not in the best interest of the Company and its shareholders. In addition, the Company's ability to issue such shares of preferred stock with voting or conversion rights could dilute the stock ownership of such person or entity.

DELAWARE ANTI-TAKEOVER LAW

         Section 203 of the Delaware General Corporation Law (the "Delaware anti-takeover law") generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by the Delaware anti-takeover law (the Company has not made such an election) (ii) prior to such date the Board of Directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder, (iii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding shares owned by directors who are also officers of the corporation and by certain employee stock plans, (iv) on or after such date the business combination is approved by the Board of Directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder, or (v) the majority of the corporation's stockholders adopt an amendment to the corporation's certificate of incorporation electing not to be governed by the Delaware anti-takeover law, such amendment not being effective for 12 months following its adoption and not applicable to any business combination between the corporation and a stockholder who became an interested stockholder after its adoption. A "business combination" generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and, together with his affiliates and associates, has owned 15% or more of the corporation's voting stock within three years.


                        SHARES ELIGIBLE FOR FUTURE SALE

         Upon the consummation of this offering, the Company will have 4,706,447 shares of Common Stock outstanding. In addition, the Company has reserved for issuance 214,749 shares upon the exercise of options granted under the Company's Stock Option Plan and 135,000 shares issuable upon exercise of the Representative's Warrants and Warrants included in the Units issuable upon exercise of the Representative's Warrants. Of the shares of Common Stock to be issued and outstanding after this offering, the 1,485,000 shares of Common Stock offered hereby will be freely tradeable without restriction or further registration under the Securities Act, except for shares purchased or held by an "affiliate" of the Company (in general, a person who has a control relationship with the Company) which will be subject to the limitations of Rule 144 adopted under the Securities Act ("Rule 144"). Of the remaining approximately 3,221,447 shares of Common Stock approximately 967,742 shares may be deemed to be "restricted securities" as that term is defined under Rule 144, and may not be sold unless registered under the Securities Act or exempted therefrom. All of the foregoing shares are now eligible to be sold in accordance with the exemptive provisions of Rule 144. Therefore, sales of the Company's Common Stock by certain of the present shareholders in the future, under Rule 144, may have a depressive effect on the price of the Company's Common Stock.

         In general, under Rule 144, as currently in effect, subject to the satisfaction of certain other conditions, a person, including an "affiliate" of the Company, (or persons whose shares are aggregated), who for at least two years has beneficially owned restricted securities acquired directly or indirectly from the Company or an affiliate of the Company in a private transaction is entitled to sell in brokerage transactions within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the total number of outstanding shares of the same class, or (ii) if the stock is quoted on Nasdaq, the average weekly trading volume in the stock during the four calendar weeks preceding the day notice is given to the Securities and Exchange Commission with respect to such sale. A person (or persons whose shares are aggregated) who is not an affiliate and has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned restricted securities for at least three years is entitled to sell such shares pursuant to subparagraph (k) of Rule 144 without regard to any of the limitations described above.


                                 LEGAL MATTERS

         The validity of the issuance of Shares offered hereby will be passed upon for the Company by The Law Offices of Bruce R. Thaw, 45 Banfi Plaza, Farmingdale, NY 11735. Bruce R. Thaw is a Director of the Company and owns 103,041 shares of the Company's Common Stock, inclusive of 25,000 shares issuable pursuant to outstanding stock options with the Company.

                                    EXPERTS

         The financial statements of the Company as of June 30, 1995 and 1994 and for the years then ended, included herein and elsewhere in the Registration Statement, have been included herein and in the Registration Statement in reliance upon the report of Robbins, Greene, Horowitz, Lester & Co., LLP independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the securities being offered hereby. This Prospectus does not contain all the information contained in such Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement and exhibits filed as part thereof, which may be examined and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained at prescribed rates by mail from the Public Reference Section of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete. In each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 75 Park Place, New York, NY 10007; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies of such material may be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

To the Stockholders and
Board of Directors
Nastech Pharmaceutical Company Inc.

                         Independent Auditors' Report

     We have audited the accompanying balance sheet of Nastech Pharmaceutical Company Inc. as at June 30, 1995 and 1994 and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the management of Nastech Pharmaceutical Company Inc. Our responsibility is to express an opinion on these financial statements based upon our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Nastech Pharmaceutical Company Inc. as at June 30, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

     As discussed in Notes 2 and 8 to the financial statements, the Company changed its method of accounting for income taxes in 1994 and restated prior period financial statements to reflect the change.



                         ROBBINS, GREENE, HOROWITZ, LESTER & CO., LLP

August 10, 1995
New York, New York

                     NASTECH PHARMACEUTICAL COMPANY INC.

                                BALANCE SHEET



                                   September 30,                       June 30,
                                        1995                       ----------------
                                        ----                      1995           1994
                                    (Unaudited)                   ----           ----
                                  ASSETS
                                  ------
CURRENT ASSETS:
 Cash and cash equivalents         $   706,276                $   819,985     $ 3,214,929
 Short-term investments              4,196,210                  4,198,869       1,955,934
 Royalties receivable                  814,877                    759,349         754,107
 Prepaid expenses and sundry            33,950                     63,670          14,210
                                    ----------                 ----------      ----------
                                     5,751,313                  5,841,873       5,939,180
                                    ----------                 ----------      ----------

PROPERTY AND EQUIPMENT                 302,004                    219,283         139,242
 Less: Accumulated depreciation
        and amortization                60,720                     45,857          82,072
                                    ----------                 ----------      ----------
                                       241,284                    173,426          57,170
                                    ----------                 ----------      ----------
OTHER ASSETS:
 Security deposits                      19,613                     19,613           5,613
                                    ----------                 ----------      ----------

                                   $ 6,012,210                $ 6,034,912     $ 6,001,963
                                     =========                  =========      ==========

                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     ------------------------------------

CURRENT LIABILITIES:
 Accounts payable                  $   727,140                $   565,185     $   502,977
 Royalties payable                     390,985                    368,630         348,090
 Note payable                           23,287                     40,942
 Accrued interest payable               11,263                     42,966          29,168
 Accrued expenses and sundry
  liabilities                          179,286                    218,856         247,673
 Current maturities of
  long-term debt                       194,811                    161,186         112,732
                                    ----------                 ----------      ----------
                                     1,526,782                  1,397,765       1,240,640
                                    ----------                  ---------      ----------

LONG-TERM DEBT - NET OF CURRENT
 MATURITIES                            174,894                    348,965         452,296
                                    ----------                 ----------      ----------

STOCKHOLDERS' EQUITY:
 Common stock - par value $.006
  per share, authorized 6,000,000
  shares, issued and outstanding
  3,221,447 shares at June 30,
  1995 and September 30, 1995 and
  3,111,685 shares at June 30,
  1994                                  19,329                     19,329          18,670
 Additional paid-in capital         10,575,159                 10,575,159      10,517,218
 Accumulated deficit                (6,283,954)                (6,306,306)     (6,226,861)
                                    ----------                 ----------      ----------
                                     4,310,534                  4,288,182       4,309,027
                                    ----------                 ----------      ----------

                                   $ 6,012,210                $ 6,034,912     $ 6,001,963
                                     =========                 ==========      ==========

See accompanying notes to financial statements.

                      NASTECH PHARMACEUTICAL COMPANY INC.

                            STATEMENT OF OPERATIONS



                                                 For the Three Months              For the Years
                                                  Ended September 30,              Ended June 30,
                                                   1995         1994              1995         1994
                                                   ----         ----              ----         ----
                                                (Unaudited)  (Unaudited)
REVENUES:
 License fee,
  royalty and
  research income                            $  818,459    $  654,188    $  2,683,925   $  2,106,662
 Interest income                                 63,051        54,048         253,858         93,583
                                              ---------     ---------       ---------      ---------
                                                881,510       708,236       2,937,783      2,200,245
                                              ---------     ---------       ---------      ---------

COSTS AND EXPENSES:
 Research and
  development                                   283,259       139,982         882,356        504,140
 Royalties                                      391,191       296,969       1,250,789      1,041,703
                                              ---------     ---------       ---------      ---------
                                                674,450       436,951       2,133,145      1,545,843
 General and
  administrative                                168,602       158,731         836,549        388,898
 Interest expense                                13,106        11,232          47,534         40,857
                                              ---------     ---------       ---------      ---------
                                                856,158       606,914       3,017,228      1,975,598
                                              ---------     ---------       ---------      ---------
INCOME (LOSS) BEFORE PROVISION
 FOR INCOME TAXES                                25,352       101,322         (79,445)       224,647

PROVISION FOR INCOME TAXES                        3,000         5,000                         17,000
                                              ---------     ---------       ---------      ---------
NET INCOME (LOSS)                            $   22,352    $   96,322      $  (79,445)    $  207,647
                                              =========     =========       =========      =========

NET INCOME (LOSS) PER
 COMMON AND COMMON
 EQUIVALENT SHARE                            $      .01    $      .03      $     (.03)    $      .08
                                             ==========     =========       =========      =========

AVERAGE NUMBER OF COMMON
 AND COMMON EQUIVALENT
 SHARES OUTSTANDING                           3,849,776     3,242,876       3,119,718      2,524,432
                                              =========     =========       =========      =========


See accompanying notes to financial statements.

                      NASTECH PHARMACEUTICAL COMPANY INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                   FOR THE YEARS ENDED JUNE 30, 1995 AND 1994
           AND THE THREE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED)


                                            Common Stock               Additional
                                          ----------------               Paid-in          Accumulated
                                      Shares              Amount         Capital             Deficit            Total
                                      ------              ------        ----------         -----------          -----
BALANCE - JUNE 30, 1993            1,428,723            $ 8,572        $ 5,691,150         $(6,434,508)       $ (734,786)

Stock issued in connection
 with private placement at
 $1.20 per share                     200,000              1,200            203,814                               205,014

Additional shares issued in
 connection with public
 offering at $3.75 per
 share                             1,485,000              8,910          4,627,242                             4,636,152

Fractional shares redeemed
 in connection with reverse
 stock split                          (2,038)               (12)            (4,988)                               (5,000)

Net income                                                                                     207,647           207,647
                                   ---------            -------          ---------           ---------          --------

BALANCE - JUNE 30, 1994            3,111,685             18,670         10,517,218          (6,226,861)        4,309,027

Stock issued in connection
 with exercise of stock
 options                             109,999                660             57,940                                58,600

Fractional shares redeemed
 in connection with reverse
 stock split                            (237)                (1)                 1

Net loss                                                                                       (79,445)          (79,445)
                                   ---------             ------         ----------          ----------         ---------

BALANCE - JUNE 30, 1995            3,221,447             19,329         10,575,159          (6,306,306)        4,288,182

Net income - three months
 ended September 30, 1995
 (unaudited)                                                                                    22,352            22,352
                                   ---------             ------         ----------          ----------         ---------

BALANCE - SEPTEMBER 30,
 1995 (UNAUDITED)                  3,221,447            $19,329        $10,575,159         $(6,283,954)       $4,310,534
                                   =========             ======         ==========          ==========         =========



See accompanying notes to financial statements.

                      NASTECH PHARMACEUTICAL COMPANY INC.

                            STATEMENT OF CASH FLOWS

                                                  For the Three Months                         For the Years
                                                  Ended September 30,                          Ended June 30,
                                                 1995             1994                        1995         1994
                                                 ----             ----                        ----         ----
                                              (Unaudited)      (Unaudited)
OPERATING ACTIVITIES:
 Net income (loss)                          $   22,352        $   96,322              $    (79,445)   $   207,647
 Adjustments to reconcile
  net income (loss) to net
  cash provided by
  operating activities:
  Depreciation and amortization                 14,863             5,681                    27,395         22,040
  Amortization of deferred charges                                                                         10,000
  Abandonment of property and equipment                                                      3,376
  Changes in assets and liabilities:
   Royalties receivable                        (55,528)          101,471                    (5,242)      (371,986)
   Prepaid expenses and sundry                  29,720             6,754                   (49,460)        (9,272)
   Accounts payable                            161,955           (29,389)                   62,208         50,797
   Royalties payable                            22,355           (51,120)                   20,540        178,090
   Note payable                                                                             40,942
   Accrued interest payable                    (31,703)          (18,990)                   13,798          8,168
   Accrued expenses and sundry
    liabilities                                (39,570)           (9,550)                  (28,817)        21,692
                                             ---------         ---------                ----------      ---------
      Net cash provided
       by operating activities                 124,444           101,179                     5,295        117,176
                                             ---------         ---------                ----------      ---------

INVESTING ACTIVITIES:
 Property, plant and equipment                 (82,721)          (11,321)                  (85,327)       (42,047)
 Short-term investments - acquisitions      (2,190,029)                                (11,172,459)    (8,804,029)
 Short-term investments - redemptions        2,192,688           724,509                 8,929,524      6,848,095
 Other assets                                                                              (14,000)
                                             ---------         ---------                ----------      ---------
      Net cash used by
       investing activities                    (80,062)          713,188                (2,342,262)    (1,997,981)
                                             ---------         ---------                ----------      ---------

FINANCING ACTIVITIES:
 Repayment of debt                            (158,091)         (110,168)                 (116,577)       (46,916)
 Exercise of stock options                                                                  58,600
 Redemption of fractional shares                                                                           (5,000)
 Proceeds from sale of common stock                                                                     4,841,166
                                             ---------         ---------                 ----------     ---------
      Net cash provided (used)
       by financing activities                (158,091)         (110,168)                  (57,977)     4,789,250
                                             ---------         ---------                 ----------     ---------

NET INCREASE (DECREASE)                       (113,709)          704,199                (2,394,944)     2,908,445

CASH AND CASH EQUIVALENTS - BEGINNING          819,985         3,214,929                 3,214,929        306,484
                                             ---------          --------                ----------      ---------

CASH AND CASH EQUIVALENTS - ENDING         $   706,276        $3,919,128              $    819,985    $ 3,214,929
                                             =========         =========                ==========     ==========

Supplemental Cash Flow Information:
Interest paid                              $    42,946        $   29,925              $     33,736    $    32,689
Capital expenditures and proceeds
 from loans have been reduced by
 additions financed of                     $                  $                       $     61,700    $


See accompanying notes to financial statements.December 26, 1995

                      NASTECH PHARMACEUTICAL COMPANY INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -  ORGANIZATION AND NATURE OF BUSINESS
          Nastech Pharmaceutical Company Inc. (the "Company") was incorporated under the laws of the State of New York on March 3, 1983 and reincorporated under the laws of the State of Delaware on September 23, 1983. Through exclusive and nonexclusive licensing agreements with the University of Kentucky Research Foundation, and special technical agreements with the University of Kentucky College of Pharmacy, the Company is engaged in the business of developing pharmacologically active agents that are effective in humans when administered through the nasal route.

          In addition to the Company's licensing arrangements with the University of Kentucky Research Foundation, the Company has researched a number of drugs independently, for which patents have been applied and granted.

NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED
          MATTERS

          Cash and Cash Equivalents
          The Company considers all highly liquid investments purchased with an original maturity of three months or less when purchased to be cash equivalents.

          Short-Term Investments
          In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As required under the Statement, the Company adopted the provisions of the new standards as of the beginning of its current fiscal year. In accordance with the Statement, prior period financial statements have not been restated to reflect the change in accounting principle. The cumulative effect of adopting Statement 115 did not have a material effect on the Company's financial statements. At June 30, 1994 the investments were carried at cost plus accrued interest, which approximated market.

          Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity. Short-term investments are classified as held-to-maturity only if management has the positive intent and ability to hold those securities to maturity. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income.

          Short-term investments consist of highly liquid United States Treasury Bills having original maturities of six months. There were no material unrealized holding gains or losses.

                      NASTECH PHARMACEUTICAL COMPANY INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATEDMATTERS
          (CONTINUED)

          Property and Equipment
          Property and equipment are carried at cost. Depreciation is computed using accelerated methods. Leasehold improvements are amortized over the life of the lease. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the period. The cost of maintenance and repairs is charged to income as incurred and significant renewals and betterments are capitalized.

          Concentration of Credit Risk
          Financial instruments, which potentially subject the Company to concentration of risk, consist of cash, investments and royalty receivables. The Company places its investments in highly rated US Treasury obligations which limits the amount of credit exposure. The Company has royalty agreements with highly rated pharmaceutical companies. Historically, the Company has not experienced significant losses related to investments or royalty receivables.

          Recognition of Income
          The Company recognized income from royalties based upon the sale of licensed products as reported by licensees. Income from license fees and research income are not significant and are recognized as earned.

          Net Income (Loss) Per Common and Common Equivalent Share
          Net income (loss) per common and common equivalent share are calculated using the weighted average number of common shares outstanding during the period and the net additional number of shares which would be issuable upon the exercise of stock options and warrants, assuming that the Company used the proceeds received to purchase additional shares at market value. For the year ended June 30, 1995 the effect of stock options and warrants is not included because it would be anti-dilutive. The conversion of convertible debt to Basil Properties has not been considered in the calculation of earnings per share because it would be anti-dilutive or immaterial due to the conversion price being significantly in excess of the market value.

          Income Taxes
          For the year ended June 30, 1994, the Company has adopted Statement 109, Accounting for Income Taxes issued by the Financial Accounting Standards Board and has applied the provisions of SFAS 109 retroactively to July 1, 1991. Under such statement, the tax benefits of tax operating loss carryforwards are recorded to the extent available less a valuation allowance if it is more likely than not that some portion of the deferred tax asset will not be realized. At June 30, 1995 the approximately $1,500,000 of available tax benefits of the loss carryforwards are offset by a corresponding amount of valuation allowance.

                      NASTECH PHARMACEUTICAL COMPANY INC.

                         NOTES TO FINANCIAL STATEMENTS



NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED
          MATTERS (CONTINUED)

          Reverse Stock Split and Increase in Authorized Shares
          On November 8, 1993 shareholders approved a one for three reverse split of the common stock of the Company and an increase in the newly authorized shares to 6,000,000.
          Numbers of shares and per share data disclosed herein have been retroactively adjusted to reflect the stock split for all periods presented.

NOTE 3 -  ROYALTIES RECEIVABLE

          Royalties receivable at June 30, 1995 and 1994 principally represent amounts due from licensees of the Company's patents for the three months ended June 30, 1995 and 1994.

NOTE 4 -  PROPERTY AND EQUIPMENT

          Property and equipment consists of the following:


                                                    1995       1994
                                                    ----       ----
           Furniture and fixtures                  $ 64,066  $ 65,129
           Machinery and equipment                   74,916    32,194
           Computer equipment                        20,777    30,439
           Leasehold improvements                    59,524    11,480
                                                    -------   -------
                                                    219,283   139,242
              Less: accumulated depreciation
               and amortization                      45,857    82,072
                                                    -------   -------
                Net                                $173,426  $ 57,170
                                                    =======   =======

           Property and equipment having a net book value of $67,315 at June 30, 1995 has been pledged to secure related liabilities.


NOTE 5 -  LONG-TERM DEBT

          Long-term debt consists of the following at June 30, 1995
          and 1994:
                                                         1995      1994
                                                         ----      ----
             Loan payable - Basil Properties           $446,867  $556,867
             Other: equipment loans                      63,284     8,161
                                                        510,151   565,028
                                                        -------   -------
             Less: amount payable within
              one year                                  161,186   112,732
                                                        -------   -------
                                                       $348,965  $452,296
                                                        =======   =======

          On May 3, 1989, Basil Properties ("Basil") made a loan to the Company of $600,000. The loan was due the earlier of May 3, 1991 or the closing of a public offering of the capital stock of the Company.

                      NASTECH PHARMACEUTICAL COMPANY INC.

                         NOTES TO FINANCIAL STATEMENTS


NOTE 5 -  LONG-TERM DEBT (CONTINUED)

          On May 3, 1991 the Company was unable to repay the loan to Basil. Basil agreed to forbear from declaration of the loan and all accrued interest as immediately due and payable until May 3, 1992 and was further extended until January 1, 1998.

          In consideration of this forbearance on July 17, 1991, the Company issued a warrant granting Basil a five year right to purchase 66,666 shares of the common stock of the Company at a purchase price of $.375 per share, which price was equal to the fair market value of a share of the Company's common stock on the date of the agreement. During each of the years ended June 30, 1993 and 1992, 33,333 shares were purchased under this warrant.

          The loan is secured by the Company's right to receive royalties under its agreement with Nature's Bounty, Inc. and its interest in the manufacture, production, licensing or distribution of any products related to the nasal administration of Vitamin B-12 gel.

          On December 14, 1992 the Company entered into an agreement with Basil restructuring the $600,000 loan of May 3, 1989.
          The Company is to make annual principal payments beginning September 30, 1993 equal to 5% of total revenue for the preceding fiscal year ended June 30 subject to an annual minimum of $25,000. Should the Company's total revenue exceed $5,000,000 in any fiscal year, the remaining unpaid principal balance shall become due the following September
          30. The remaining unpaid principal balance is due and payable January 1, 1998.

          Additionally, Basil has been given the option to convert any outstanding portion of the principal balance of the $600,000 loan to the Company's common stock. The conversion prices, based on a calendar year are as follows: 1995- $16.44, 1996- $20.55, 1997- $25.68.

          The conversion of convertible debt to Basil Properties has not been considered in the calculation of earnings per share because it would be anti-dilutive or not material because the conversion price was significantly greater than the market price of the stock at all times.

          All accrued interest outstanding on the $600,000 loan as of December 31, 1992 of $341,899 was converted to the Company's common stock at a conversion price of $4.86 per share. Effective January 1, 1993 interest shall accrue on the unpaid principal balance at a rate of prime plus 1% and is due and payable each September 30. For the years ended June 30, 1995 and 1994 the prime interest rate ranged from 6% to 6.25% and 7.25% to 9%, respectively. The year-end prime rates at June 30, 1995 and 1994 were 6.25% and 9%.

                     NASTECH PHARMACEUTICAL COMPANY INC.

                        NOTES TO FINANCIAL STATEMENTS

NOTE 5 -  LONG-TERM DEBT (CONTINUED)

          Additionally, in December 1992 a $120,000 loan granted by Basil pursuant to agreements dated February 26, 1991 which was due February 15, 1993 was also restructured. The principal balance and all outstanding interest as of December 31, 1992 of $20,727 was converted to common stock at $4.86 per share.

          Basil is an 8.8% shareholder of the Company, assuming the debt is not converted into common stock, and has representation on the Board of Directors. Interest on this debt for the years ended June 30, 1995 and 1994 amounted to $42,946 and $40,312, respectively.

          Maturities of long-term debt during the five years ending June 30, 2000 are $161,186, $39,133, $287,203, $12,336 and $10,293.
          The maturities prior to January 1, 1998 will increase to the extent that total revenues exceed $500,000 per annum (see Basil loan repayment terms above).

NOTE 6 -  STOCKHOLDERS' EQUITY

          The Company completed a Public Offering of 742,500 units of common stock and warrants in Fiscal 1994. The units in the aggregate consisted of 1,485,000 shares of common stock and 1,485,000 common stock warrants.

          Each warrant entitles the holder to purchase one share of Common Stock at a price of $5.50 at any time through December 7, 1996. The warrants are subject to redemption by the Company at $.05 per warrant on 30 days' prior written notice if the closing bid price for the common stock, as reported on NASDAQ is in excess of $5.63 for 20 consecutive trading days ending within 10 days of the notice of redemption of the warrants.

          The Company sold to the representative of the underwriter for the offering at a price of $67.50, warrants to purchase one unit for every ten units sold in the offering up to an aggregate of 67,500 units at an exercise price per warrant of $8.25 per Unit (110% of the initial public offering price per unit), exercisable for a period of four years commencing December 7, 1994.

          The Company had a private placement of 200,000 shares of common stock on September 14, 1993 resulting in net proceeds to the Company of $205,000. The proceeds were used to provide funding for the costs incurred related to the public offering.

          The Company is authorized to issue up to 100,000 shares of Preferred Stock the designations, powers, preferences and rights of which may be determined, from time to time, by the Company's Board of Directors.

          In accordance with its agreement with Basil, the Company may not declare or pay any dividends.

                     NASTECH PHARMACEUTICAL COMPANY INC.

                        NOTES TO FINANCIAL STATEMENTS


NOTE 7 -  STOCK OPTION PLAN

          Under the Company's Stock Option Plan (the "Plan") options to purchase a maximum of 483,333 shares of common stock (subject to adjustment in the event of stock splits, stock dividends, recapitalization and other capital adjustments) may be granted to employees, officers and directors of the Company and other persons who provide services to the Company. The options to be granted under the Plan are designated as incentive stock options or non-incentive stock options by the Board of Directors which also has discretion as to the person to be granted options, the number of shares subject to the options and the terms of the option agreements. Only employees, including officers and part-time employees of the Company may be granted incentive stock options. The options are intended to receive incentive stock option tax treatment pursuant to Section 422A of the Internal Revenue Code of 1986, as amended (the "Code").

          The Plan provides that options granted thereunder shall be exercisable during a period of no more than ten years (five years in the case of 10% shareholders) from the date of grant, depending upon the specific stock option agreement, and that, with respect to incentive stock options, the option exercise price shall be at least equal to 100% of the fair market value of the Common Stock at the time of grant (110% in the case of 10% shareholders). Pursuant to the provisions of the Plan, the aggregate fair market value (determined on the date of grant) of the Common Stock with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year shall not exceed $100,000. The Plan is in lieu of all prior option and incentive plans and is administered by the Company's Board of Directors. Options outstanding at June 30, 1995 are at prices ranging from $.51 to $5.64 per share, the fair market value on the date of grant, and expire at various dates to June 1, 2000. During the year ended June 30, 1995, options to acquire 50,000 shares of stock at $.56 and 59,999 shares at $.51 were exercised.

          Data relating to this plan is as follows:

                                                       1995        1994
                                                       ----        ----
          Outstanding at beginning of year           174,998     124,998
          Granted                                    149,750      50,000
          Exercised                                  109,999
                                                     -------     -------
          Outstanding at end of year                 214,749     174,998
                                                     =======     =======

                     NASTECH PHARMACEUTICAL COMPANY INC.

                        NOTES TO FINANCIAL STATEMENTS

NOTE 8 -  INCOME TAXES

          Internal Revenue Service regulations require that limitations be placed on the Company's use of its net operating loss carryforward as a result of the change in ownership created by the December, 1993 public offering of the Company's common stock. As a result, at June 30, 1995, the estimated maximum amount of the net operating loss carryforward available to reduce future taxable income is approximately $4,400,000, expiring from 2000 through 2010. The net operating loss carryforward may be used to reduce taxable income by approximately $300,000 per year.

          The approximate amounts of net operating loss carryforward and the year of expiration are as follows:

               Amount                             Year of Expiration
               ------                             ------------------
             $  600,000                                 2000
              1,150,000                                 2001
                810,000                                 2002
                320,000                                 2003
                320,000                                 2004
                320,000                                 2005
                320,000                                 2006
                320,000                                 2007
                170,000                                 2008
                 70,000                                 2010

          Federal income taxes normally provided on the September 30, 1995 and September 30, 1994 and June 30, 1994 income have been offset by the effects of the use of the loss carryforward of approximately $8,000, $35,000 and $72,000, respectively. The income tax provision for the three months ended September 30, 1995 and 1994 and for the year ended June 30, 1994 represents the New York State minimum tax on income which does not allow a deduction for the net operating loss carryforward.

          As discussed in Note 2, the Company adopted SFAS 109 in the year ended June 30, 1994 and has applied the provisions of SFAS 109 retroactively to July 1, 1991. SFAS 109 requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, the new accounting standard requires the recognition of future tax benefits, such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not. The adoption of SFAS 109 resulted in a cumulative effect credit of $80,000 or $.07 per common share, at July 1, 1991. Excluding the cumulative effect credit, the application of SFAS 109 increased net income by $80,000 in the fiscal year ended June 30, 1992 which primarily relates to the reversal of deferred taxes previously provided. The change in accounting for income taxes had no effect on the statements of operations for the year ended June 30, 1994.

                     NASTECH PHARMACEUTICAL COMPANY INC.

                        NOTES TO FINANCIAL STATEMENTS

NOTE 9 -  COMMITMENTS AND CONTINGENCIES

          A) Employment Agreement:

             The Company and Dr. Vincent Romeo, its president, have an employment agreement expiring August 1, 1997. Pursuant to this agreement, Dr. Romeo receives compensation of $160,000 per year. Upon completion of Phase II studies for two of the Company's proposed products such compensation will be increased to $175,000 per year. Dr. Romeo will also be entitled to a $20,000 incentive bonus if and when the Company's prescription Vitamin B-12 nasal formulation is approved for marketing by the FDA and a $20,000 bonus each time an NDA for one of the Company's proposed products is accepted for filing by the FDA. In addition, Dr. Romeo received an additional incentive stock option to acquire 25,000 shares of the Company's common stock in accordance with the terms and conditions of the Company's stock option plan.

          B) Minimum Royalty Payments:

             In connection with the license agreement with the University of Kentucky Research Foundation ("UKRF"), the Company is to make royalty payments to UKRF with respect to sales of products covered under the patents licensed to the Company by UKRF.

             Minimum royalty payments begin twelve months after FDA marketing approval for any product covered under the agreement is received by the Company. The minimum royalty beginning twelve months after FDA approval amounts to $100,000 per year.

             In the event there are no unexpired patents licensed to the Company by UKRF covering the manufacture, use or sale of products, then the Company is to pay one half of such royalties and minimum royalties.

          C) Leases:

             The Company leases office and laboratory space under a lease agreement expiring on May 31, 2000, with a 5 year renewal option. The following is a schedule of future minimum lease payments:

                      Year Ending June 30, 1996           $ 66,750
                                           1997             81,083
                                           1998             82,080
                                           1999             83,087
                                           2000             77,000
                                                           -------
                                                          $390,000
                                                           =======

            Rental expense for real property aggregated approxi-mately $78,000 and $43,000 for the years ended June 30, 1995 and 1994, respectively.

                     NASTECH PHARMACEUTICAL COMPANY INC.

          D) Insurance:

             The Company does not maintain product liability insurance for commercial products as the Company manufactures no commercial products. The product marketed by Bristol-Myers Squibb, Co. is owned by them. The product marketed by Nature's Bounty, Inc. is manufactured, marketed and distributed by them.

             The Company does maintain product liability insurance in connection with its clinical trial activities.

             At the present time the management of the Company has no knowledge of any claims against the Company. Management of the Company cannot estimate any range of possible loss with regard to product liability claims, and no provision has been made in these financial statements for any possible loss.

NOTE 10 - CONTRACTUAL AGREEMENTS

          The Company has entered into an exclusive agreement
          (as amended) with RiboGene, Inc. (successor to Rugby Laboratories, Co., Inc.) ("RiboGene") for the manufacture, marketing and distribution of certain of the Company's products following FDA approval. The Company is to receive a percentage of net sales after RiboGene has recovered certain costs incurred. On June 26, 1987, the Company entered into an agreement appointing Ribogene as its exclusive licensee to manufacture, distribute and market propranolol. In consideration for the transfer of the propranolol research and development information and for the exclusive license for the propranolol patents, RiboGene paid the Company $350,000 and $250,000 in 1987 and 1989, respectively. Additionally, the Company receives an annual licensing fee of $32,000 payable quarterly. During each of the years ended June 30, 1995 and 1994 and the Company recorded $32,000 as license fee income on this contract.

          RiboGene has also agreed to pay the Company a royalty of 7% based on net sales, as defined.

          During November, 1985, the Company entered into an exclu-sive agreement with Nature's Bounty, Inc. ("NB") under which NB will manufacture, market and sell a nonprescription, nasally administered vitamin B-12 dietary supplement. The financial arrangements include the Company receiving a percentage of net sales of the product. For the years ended June 30, 1995 and 1994 the Company earned royalties of $116,000 and $144,000, respectively, under the agreement. However, in March 1995, the FDA was successful in litigation brought against NB requiring that NB obtain FDA approval in order to market this product. The Company has been informed that pending appeal, NB will continue to market this product. Until the litigation is resolved, the Company's management believes its royalties will be limited.

                     NASTECH PHARMACEUTICAL COMPANY INC.

                        NOTES TO FINANCIAL STATEMENTS



NOTE 11 - CONTRACTUAL AGREEMENTS (CONTINUED)

          In January, 1986, the Company licensed to Bristol-Myers Squibb, Co. its patent to administer the drug butorphanol nasally, which resulted in license fee income of approximately $2,530,000 and $1,901,000 for the years ended June 30, 1995 and 1994, respectively. FDA approval was obtained for this product in December, 1991. The nasal butorphanol patent expires in the year 2001 in the United States subject to any right of extension or renewal.

          On March 31, 1990 the Company entered into an agreement (as amended) with RiboGene whereby the Company terminated the manufacturing and distribution agreement and sold its patent rights and research information relating to its developmental drug metoclopramide in nasal delivery form for $700,000. RiboGene has also agreed to pay the Company a royalty ranging from 5% to 7% based on net sales, as defined with a minimum payment in 1998 of $50,000, $75,000 in 1999 and $100,000 each year thereafter.

          On June 30, 1994, the Company sublicensed to The DuPont Merck Pharmaceutical Company ("DuPont Merck") its development and commercial exploitation rights with respect to its licensed patent rights for the nasal delivery of nalbuphine, in exchange for which DuPont Merck agreed to pay the Company a royalty based on the net sales of such product (the "DuPont Merck Agreement"). Nalbuphine is a synthetic analgesic agent indicated for the relief of moderate to severe pain. The DuPont Merck Agreement is limited to the countries of Canada and Mexico and is coextensive with the Company's licensed patent rights to nasal nalbuphine in those countries. The nasal nalbuphine patent expires in the year 2001 in Canada, subject to any right of extension or renewal. The Mexican patent for nasal nalbuphine is currently pending. The DuPont Merck Agreement may be terminated by Dupont Merck at any time upon 60 days written notice to the Company.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Delaware General Corporation Law, as amended, provides for the indemnification of the Company's officers, directors and corporate employees and agents under certain circumstances as follows:

                             DEL. CODE ANN. TITLE 8

Sec. 145.        Indemnification of officers, directors, employees
                 and agents; insurance

                 a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                 b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                 c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action suit or proceeding referred to in subsections
         (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                 d) Any indemnification under subsection (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceedings, or (2) if such a quorum is not obtainable, or, even, if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

                 e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                 f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                 g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

                 h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                 i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                 j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

           The Certificate of Incorporation of the Company provides that the indemnification provisions of Sections 102(b)(7) and 145 of the Delaware Corporation Law shall be utilized to the fullest extent possible. Further, the Certificate of Incorporation contains provisions to eliminate the liability of the Company's directors to the Company or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, is permitted to directors, officers or controlling persons of the Registrant, pursuant to the above mentioned statutes or otherwise, the Registrant understands that the Securities and Exchange Commission is of the opinion that such indemnification may contravene federal public policy, as expressed in said Act, and therefore, may be unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any director, officer or a controlling person of the Company, and the Commission is still of the same opinion, the Registrant (except insofar as such claim seeks reimbursement by the Registrant of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by counsel for the Registrant to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. The Underwriting and Selected Dealers agreements provide for reciprocal indemnification and such provisions are incorporated by reference herein.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses in connection with the issuance and distribution of the securities to be registered other than selling expenses are as follows:


Accountants' Fees and Services                              $  5,000.00
Fees and Expenses of Counsel
         for the Registrant                                 $ 15,000.00
Miscellaneous                                               $  5,000.00
                                                              ---------
                                           TOTAL            $ 25,000.00*

* All items are estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         Within the last three years, the Registrant has sold securities which were not registered under the Securities Act of 1933, as amended, as follows:

         The Registrant has issued incentive or other stock options to purchase shares of common stock to the following persons on the dates and in the amounts indicated below:


                                                         NO. OF SHARES
           NAME                 DATE OF ISSUE             ON EXERCISE             EXERCISE PRICE
           ----                 -------------             -----------             --------------
      Devin N. Wenig            June 1, 1995                 25,000                     $5.6375

      Bruce R. Thaw             June 1, 1995                 25,000                    $ 5.125

     Vincent D. Romeo         October 23,  1992               8,333                     $1.77
                              January 24, 1994               25,000                     $3.72
                                June 1, 1995                 25,000                     $5.125

      Joel Girsky               June 1, 1995                 10,000                     $5.125

        Alvin Katz               June 1, 1995                10,000                     $5.125

     John V. Pollack            June 1, 1995                 10,000                     $5.125

      Ralph Jacobsen            June 1, 1995                 10,000                     $5.125

       Ian Ferrier              June 1, 1995                 25,000                     $5.125

       Carol Wenig              June 1, 1995                  5,000                     $5.125

      Anthony Sileno            June 1, 1995                  5,000                     $5.125

     Jorge deMeireles         January 24, 1994                5,000                     $3.72
                                June 1, 1995                  5,000                     $5.125

    William E. Gannon          March 23, 1994                 5,000                     $4.25

      Charan R. Behl           January 9, 1995               5,000                      $5.00

    Roberta Silverman           June 1, 1995                 1,000                      $5.125

      William Gries             June 1, 1995                 1,000                      $5.125

    Harish Pimplasker           June 1, 1995                 1,000                      $5.125

      Mildred Ferrin            June 1, 1995                  500                       $5.125

      Marcia Clinard            June 1, 1995                  500                       $5.125

     Lisa Giammarusco           June 1, 1995                  750                       $5.125

         To date, none of these stock options have been exercised.

         In September, 1993, the Company completed a private bridge financing consisting of 200,000 shares of the Company's Common Stock for which the Company received gross proceeds of $240,000 ($1.20 per share). Pursuant to an agreement with the Representative, Mr. Alvin Katz was nominated to the Company's board of directors and subscribed for 120,000 shares of the Company's Common Stock in the bridge financing. Messrs. Devin N. Wenig and Bruce R. Thaw, directors of the Company, each subscribed for 20,000 shares of Common Stock in the bridge financing and Dr. Vincent D. Romeo, the Company's President subscribed for 10,000 shares of Common Stock.

         In June 1993, in accordance with a Debt Restructuring Agreement with Basil Properties, the accrued interest outstanding on a $600,000 loan ($341,899) was converted into 70,349 shares of the Common Stock of the Company at a conversion price of $4.86 per share. The Debt Restructuring Agreement also amended the terms of a Loan Agreement entered into by the Company and Basil in February, 1991 wherein Basil loaned the Company $120,000. As restructured, the $120,000 loan and all accrued interest ($20,727) were converted into 28,956 shares of the Common Stock of the Company at a conversion price of $4.86 per share.

         In June 1995, Mr. Bruce R. Thaw exercised stock options, granted in September 1991, to purchase 50,000 shares of the Company's Common Stock at an exercise price of $.51 per share; Devin N. Wenig exercised stock options, granted in September 1991, to purchase 50,000 shares of the Company's Common Stock at an exercise price of $.56 per share and Joel Girsky exercised stock options, granted in September 1991, to purchase 6,666 shares of the Company's Common Stock at an exercise price of $.51 per share.

         Such sales did not involve broker transactions. Additionally, none of such transactions was registered under the Securities Act of 1933, as amended, in reliance upon the exemption set forth in Section 4(2) of such Act. All purchasers were either familiar with the business and prospects of the Company, constituted the management of the Company, and/or had full access to the books and records of the Company. Each purchaser agreed to purchase his shares for investment and no further distribution. Appropriate stop transfer instructions will be given to the Company's Transfer Agent.

ITEM 27.  EXHIBITS

         The following Exhibits, required by Item 601 of Regulation S-B, are filed as part of this registration statement. Where such filing is made by incorporation by reference (I/B/R), reference is made to Commission file number 0-13789 unless another statement or report is identified in parentheses.

Official                                                            Sequential
Exhibit No.                       Description                        Page No.
-----------                       -----------                        --------
1A               Form of Underwriting Agreement                     I/B/R (3)

1B               Form of Representative's Warrant                   I/B/R (3)

3A               Articles of Incorporation of Registrant, as
                 amended and filed with the Secretary of
                 State of Delaware on November 8, 1993              I/B/R (3)

3B               Amended By - Laws of Registrant                    I/B/R (3)

4A               Specimen of Common Stock Certificate
                 of Registrant                                      I/B/R (3)

4B               Specimen Warrant Certificate                       I/B/R (3)

4C               Form of Warrant Agreement                          I/B/R (3)

5                Opinion of Counsel as to the legality
                 of securities being registered

10A              Licensing Agreement with UKRF                      I/B/R (1)

10B              Lease for facilities at 45 Davids
                 Drive, Hauppauge, NY                               I/B/R

10C              Sublicense Agreement with
                 Bristol-Myers Squibb Co.                           I/B/R (2)

10D              Manufacturing and Distribution
                  Agreement between Registrant
                 and Nature's Bounty, Inc.                          I/B/R

10E              Manufacturing and Distribution
                 Agreements between Registrant,
                 Naska Pharmacal and Rugby
                 Laboratories, Inc                                  I/B/R (2)

10F              1995 Agreement between the Registrant
                 and RiboGene, Inc.                                 I/B/R

10G              Employment Agreement with
                 Dr. Vincent D. Romeo                               I/B/R

10H              Restructure Agreement with Basil
                 Properties                                         I/B/R

10I              Stock Option Agreements                            I/B/R

10J              License Agreement with The DuPont Merck
                 Pharmaceutical Company                             I/B/R (3)

22               Report Regarding Matters Submitted
                 to Vote of Security-Holders                        None

23A              Consent of Bruce R.Thaw, Counsel to
                 the Company

23B              Consent of Robbins, Greene, Horowitz,
                 Lester & Co., LLP Certified Public
                 Accountants.

--------------------------------

(1) Filed as an exhibit to the Registration Statement on Form S-18 (File No. 2-88605-NY) of the Registrant and incorporated herein by reference.

(2) Filed as an exhibit to the Registration Statement on Form S-1 (File No. 33-5717) of the Registrant and incorporated herein by reference.

(3) Filed as an exhibit to the Registration Statement on Form SB-2 (File No. 33-70180) of the Registrant and incorporated herein by reference.

         (b)  Financial Statement Schedules

         The Financial Statement Schedules of Regulation S-B are omitted because they are not applicable, not required or because the required information is included in the Financial Statements and Notes thereto.

ITEM 28.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10 (a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) That, for the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any charge provision, by-law contract, arrangements statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized at Hauppauge, New York on the 26th day of December, 1995.

                                     NASTECH PHARMACEUTICAL COMPANY, INC.


                                  By:/s/ Devin N. Wenig
                                     -------------------------
                                     DEVIN N. WENIG, Chairman

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

         Signature                                  Title                             Date
         ---------                                  -----                             ----
/s/ Devin N. Wenig                         Chairman of the Board                     December 26, 1995
--------------------------
DEVIN N. WENIG

/s/ Dr. Vincent D. Romeo                   President, Chief Executive Officer
--------------------------                 (Principal Executive Officer)             December 26, 1995
Dr. VINCENT D. ROMEO


/s/Joel Girsky                             Director, Secretary/Treasurer
------------------------------------       (Principal Financial and
JOEL GIRSKY                                Accounting Officer)                       December 26, 1995



/s/ Dr. Ralph Jacobsen                     Director                                  December 26, 1995
-------------------------------
DR. RALPH JACOBSEN

/s/ Bruce R. Thaw                          Director                                  December 26, 1995
--------------------------
BRUCE R. THAW

/s/ Alvin Katz                             Director                                  December 26, 1995
---------------------------------
ALVIN KATZ

/s/ John V. Pollock                        Director                                  December 26, 1995
--------------------------
JOHN V. POLLOCK

/s/Dr. Ian Ferrier                         Director                                  December 26, 1995
---------------------------
DR. IAN FERRIER

                                 EXHIBIT INDEX
The following Exhibits, required by Item 601 of Regulation S-B, are filed as part of this registration statement. Where such filing is made by incorporation by reference (I/B/R), reference is made to Commission file number 0-13789 unless another statement or report is identified in parentheses.

Official                                                            Sequential
Exhibit No.                       Description                        Page No.
-----------                       -----------                        --------
1A               Form of Underwriting Agreement                     I/B/R (3)
1B               Form of Representative's Warrant                   I/B/R (3)
3A               Articles of Incorporation of Registrant, as
                 amended and filed with the Secretary of
                 State of Delaware on November 8, 1993              I/B/R (3)
3B               Amended By - Laws of Registrant                    I/B/R (3)
4A               Specimen of Common Stock Certificate
                 of Registrant                                      I/B/R (3)
4B               Specimen Warrant Certificate                       I/B/R (3)
4C               Form of Warrant Agreement                          I/B/R (3)
5                Opinion of Counsel as to the legality
                 of securities being registered
10A              Licensing Agreement with UKRF                      I/B/R (1)
10B              Lease for facilities at 45 Davids
                 Drive, Hauppauge, NY                               I/B/R
10C              Sublicense Agreement with
                 Bristol-Myers Squibb Co.                           I/B/R (2)
10D              Manufacturing and Distribution
                 Agreement between Registrant
                 and Nature's Bounty, Inc.                          I/B/R
10E              Manufacturing and Distribution
                 Agreements between Registrant,
                 Naska Pharmacal and Rugby
                 Laboratories, Inc                                  I/B/R (2)
10F              1995 Agreement between the Registrant
                 and RiboGene, Inc.                                 I/B/R
10G              Employment Agreement with
                 Dr. Vincent D. Romeo                               I/B/R
10H              Restructure Agreement with Basil
                 Properties                                         I/B/R
10I              Stock Option Agreements                            I/B/R
10J              License Agreement with The DuPont Merck
                 Pharmaceutical Company                             I/B/R (3)
22               Report Regarding Matters Submitted
                 to Vote of Security-Holders                        None
23A              Consent of Bruce R.Thaw, Counsel to
                 the Company
23B              Consent of Robbins, Greene, Horowitz,
                 Lester & Co., LLP Certified Public
                 Accountants.

-------------------------------
(1) Filed as an exhibit to the Registration Statement on Form S-18 (File No. 2-88605-NY) of the Registrant and incorporated herein by reference.
(2) Filed as an exhibit to the Registration Statement on Form S-1 (File No. 33-5717) of the Registrant and incorporated herein by reference.

(3) Filed as an exhibit to the Registration Statement on Form SB-2 (File No. 33-70180) of the Registrant and incorporated herein by reference.